UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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ANIXTER INTERNATIONAL INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 25, 2017

To the Stockholders of Anixter International Inc.:

The Annual Meeting of Stockholders of Anixter International Inc. will be held at Two North Riverside Plaza, 7th Floor, Chicago, Illinois on Thursday, May 25, 2017, at 8:30 a.m., for the following purposes:

(1)	to elect 12 directors nominated by the Board of Directors;

(2)	to hold an advisory vote to approve executive compensation;

(3)	to hold an advisory vote on the frequency of executive compensation vote;

(4)	to approve the Anixter International Inc. 2017 Stock Incentive Plan;

(5)	to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year 2017; and

(6)	to transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 27, 2017 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) or postponements thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting at the offices of Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026, and will also be available at the meeting.

A copy of Anixter International Inc.’s Annual Report to Stockholders for the fiscal year ended December 30, 2016 is being mailed to all registered holders. Additional copies of the Annual Report and Proxy Statement may be obtained without charge by writing to the Corporate Secretary or by requesting them from the company’s website at http://www.anixter.com/InvestorRelations.

By Order of the Board of Directors

JUSTIN C. CHOI

Executive Vice President, General Counsel & Secretary

Glenview, Illinois

April 20, 2017

All stockholders are invited to attend the meeting in person. Whether or not you expect to attend, please vote your shares by following the voting procedures set forth on the proxy card.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2017.

The 2017 Proxy Statement is available at http://www.anixter.com/Proxy.

The 2016 Annual Report is available at http://www.anixter.com/AnnualReport.

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

OF ANIXTER INTERNATIONAL INC.

To Be Held May 25, 2017

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Anixter International Inc. Our corporate headquarters are located at 2301 Patriot Boulevard, Glenview, Illinois 60026 (telephone 224-521-8000). The Proxy Statement and form of proxy were first mailed to our stockholders on or about April 20, 2017. Proxies solicited by the Board of Directors are to be voted at our Annual Meeting of Stockholders to be held on Thursday, May 25, 2017, at 8:30 a.m., at Two North Riverside Plaza, 7th Floor, Chicago, Illinois, or any adjournment(s) or postponement(s) thereof.

At the Annual Meeting you will be asked to vote on the following five proposals:

1.	Election to our Board of Directors of the 12 nominees named in this Proxy Statement (Proposal 1)

2.	Approval, on an advisory basis, of the compensation of our named executive officers, which we refer to as “Say on Pay” (Proposal 2)

3.	Approval, on an advisory basis, of the frequency of the executive compensation vote (Proposal 3)

4.	Approval of the Anixter International Inc. 2017 Stock Incentive Plan (Proposal 4)

5.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017 (Proposal 5)

Our Board of Directors recommends a vote “FOR” the election of each nominee for director named in this Proxy Statement, “FOR” the approval of executive compensation, “FOR” the approval of the Anixter International Inc. 2017 Stock Incentive Plan, and “FOR” the ratification of the appointment of Ernst & Young LLP and “1 year” for the frequency of executive compensation vote.

If you are a stockholder of record and you sign and return your proxy without making any selections, your shares will be voted in accordance with the Board’s recommendations.

If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. As of the date of this Proxy Statement, we are not aware of any matters that will come before the meeting other than those disclosed in this Proxy Statement.

Who can vote at the Annual Meeting?

Each share of our common stock issued and outstanding is entitled to one vote on each matter. Only stockholders of record as of the close of business on March 27, 2017, the record date, are entitled to receive notice of, and to vote at, the Annual Meeting. As of March 27, 2017, there were 33,225,361 shares of our common stock issued and outstanding.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

You are a “stockholder of record” if your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A.

You are a “beneficial owner” of shares held in “street name” if your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization. The organization holding your account is considered the stockholder of record. However, you, as the beneficial owner, have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	In person. You may vote your shares of common stock in person at the meeting.

•	By Mail. You may vote by proxy by signing and dating the enclosed proxy card and returning it by mail.

•	By Telephone. You may vote by proxy by calling the toll free number found on the proxy card.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions on the proxy card.

If you are a beneficial owner of shares held in street name (for example, in the name of a bank, broker or other record holder), you must vote your shares in accordance with the voting instruction form provided by your bank, broker or other holder of record. If you hold your shares in street name, you must obtain a proxy from your bank, broker or other holder of record in order to vote in person at the meeting.

Can I change my vote?

You may revoke your proxy at any time before it is voted at the meeting by:

•	delivering to us a written notice of revocation prior to or at the meeting,

•	submitting a later dated proxy by mail, telephone or the Internet, or

•	attending the meeting and voting your shares in person.

If you are a beneficial stockholder, you may change your vote by following your nominee’s procedures for revoking or changing your proxy.

What is a “broker non-vote”?

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

What happens if I do not give specific voting instructions?

If you are a stockholder of record and you vote by proxy, the individuals named on the proxy card will vote your shares in the manner you indicate. If your proxy card does not indicate how you want to vote, then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement (that is, “FOR” the election of each director nominee and “FOR” each of Proposals 2, 4 and 5 and 1 Year for Proposal 3) and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If your shares are held in street name, and you do not provide your broker or nominee with voting instructions, the broker or nominee may represent your shares at the meeting for purposes of obtaining a quorum, but may not exercise discretion to vote your shares at the meeting unless the proposal is considered a routine matter. The only matter being proposed for stockholder vote at the 2017 Annual Meeting that is considered a routine matter is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. As a result, in the absence of voting instructions from you, your broker or nominee will not have discretion to vote on the election of directors, the company’s executive compensation, the frequency of the executive compensation vote, or the approval of the Anixter International Inc. 2017 Stock Incentive Plan. If you are a beneficial owner, it is important that you provide instructions to your bank, broker or other holder of record so that your vote is counted.

What is the quorum requirement for the Annual Meeting?

A quorum is the minimum number of shares that must be present in order to transact business at the Annual Meeting. A majority of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting will constitute a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

What is the voting requirement to approve each of the proposals?

The election of directors (Proposal 1) will be determined by a majority of the votes cast. To be elected, the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” that nominee’s election. An abstention or broker non-vote will have no effect on the election of directors. Your broker will not be able to vote your shares with respect to the election of directors if you have not provided instructions to your broker. We encourage you to exercise your right to vote by voting your shares utilizing one of the procedures set forth on the proxy card or the voting instruction form provided by your broker.

The non-binding advisory vote to approve executive compensation (Proposal 2), the non-binding advisory vote to approve the frequency of executive compensation vote (Proposal 3) and the vote to approve the Anixter International Inc. 2017 Stock Incentive Plan (Proposal 4) require the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against these proposals. A broker non-vote will have no effect on these proposals. Your broker will not be able to vote your shares with respect to these proposals if you do not provide instructions to your broker.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 5) requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the ratification. Brokers have discretionary authority to vote on the ratification of the appointment of Ernst & Young LLP.

Since Proposals 2 and 3 are non-binding advisory votes, what is the effect if they are approved?

Although the advisory votes on Proposals 2 and 3 are non-binding, our Board and the Compensation Committee will review the results and take them into account in making future decisions regarding executive compensation and the frequency of the vote on executive compensation.

Will the voting results of the Annual Meeting be made available?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the Securities and Exchange Commission (SEC) within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

We are paying the costs of this solicitation of proxies. We may request brokerage houses, nominees or fiduciaries and other custodians to solicit their principals or customers for their proxies, and may reimburse them for their reasonable expenses in doing so. In addition, we have retained Morrow Sodali, LLC, 470 West Ave., Stamford, CT 06902 to assist in the solicitation for a fee of $7,500 plus expenses.

In addition to soliciting proxies by mail, our directors, officers and regular employees may, without additional compensation, solicit proxies on our behalf from stockholders personally or by telephone, facsimile, internet or other means of communication.

How can I attend the Annual Meeting?

Only stockholders as of the record date and our invited guests may attend the Annual Meeting. Admission will be on a first-come, first-served basis. To be admitted to the meeting, you must present an appropriate form of personal identification verifying your name is on our stockholder list. If your shares are held in street name, you should also bring a brokerage statement indicating your ownership of the shares as of the record date and a letter from your bank, broker or other holder of record confirming your beneficial ownership of such shares. If you wish to vote your shares held in street name at the meeting, you must obtain a proxy from your bank, broker or other holder of record and bring the proxy to the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors has nominated the 12 directors named below for re-election as directors. All directors are elected to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will be unable to serve as a director, in such event the proxies will be voted for another person selected by the Board of Directors upon recommendation of the Nominating and Governance Committee, unless the Nominating and Governance Committee acts to reduce the size of the Board in accordance with the provisions of our by-laws. The number of directors has been set at 12 by the Board at the recommendation of the Nominating and Governance Committee.

The Board of Directors, acting through the Nominating and Governance Committee, is responsible for assembling for stockholder consideration a group of nominees that, taken together, have the experience, qualifications, attributes, and skills appropriate for functioning effectively as a Board. The Nominating and Governance Committee regularly reviews the composition of the Board in light of changing requirements, our assessment of the Board’s performance, and the inputs of stockholders and other key constituencies.

The Nominating and Governance Committee looks for certain characteristics common to all Board members, including integrity, judgment, independence, experience, effectiveness, maturity, absence of conflict and the ability and commitment to devote sufficient time and energy to Board service.

Although the Nominating and Governance Committee does not have a written policy regarding diversity, it seeks to include on the Board a complementary mix of individuals with the diverse backgrounds, experiences, viewpoints and skills necessary to meet the challenges that the Board confronts. These individual qualities can include, among others, particular subject matter expertise, experience in a related industry, leadership experience, relevant geographical experience, governmental experience and experience in managing large or complex organizations.

The following table sets forth the name and age as of March 27, 2017 of each nominee for director of the company (each of whom has consented to being named in the Proxy Statement and to serving if elected), the year each director was first elected, his or her position with the company, his or her principal occupation(s) for the last five years, any directorships currently held, or held during the past five years, by such person in companies which have a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act or which are registered as investment companies under the Investment Company Act of 1940, and family relationships between directors and other directors or executive officers. It also describes the qualifications, experience and selected other biographical information for each director.

Name and Age	Qualifications, Experience and Biographical Information

Lord James Blyth, 76

Director since 1995; Chairman since May 2014 of Greycastle Holdings Ltd., a reinsurance business; Senior Advisor from 2007 to 2014, Vice Chairman from 2004 to 2007 and Partner from 2002 to 2004 of Greenhill and Co. Inc., an investment bank; Vice Chairman of MiddleBrook Pharmaceuticals, Inc. from 2008 to 2010; Chairman from 2000 to 2008 of Diageo plc, a global premium beverage company.

Lord Blyth brings to the Board important perspectives in the areas of international business, compensation and governance through his leadership of large multinational companies. He was the former Chief Executive and then Chairman of The Boots Company, a UK-based company involved in retailing, manufacturing and property. His experience on multiple boards provides an important global perspective on management and governance issues, and his experience and stature in the U.K. business community contributes to the Board’s diversity of experience and viewpoints. Lord Blyth is one of the Audit Committee financial experts.

Name and Age	Qualifications, Experience and Biographical Information

Frederic F. Brace, 59

Director since 2009; Director, President and Chief Executive Officer since March 2015 of Midstates Petroleum Company, Inc., an exploration and production company (in April 2016, Midstates Petroleum Company, Inc. filed for protection under Chapter 11 of the Bankruptcy Code; it emerged from bankruptcy in October 2016); Chairman and Chief Executive Officer since 2012 of Beaucastel LLC, a consulting company; President from January 2014 to December 2014 of Niko Resources Ltd., an exploration and production company; Executive Vice President, Chief Administrative Officer and Chief Restructuring Officer from 2010 to March 2012 and Chief Financial Officer from March 2011 to March 2012 of The Great Atlantic & Pacific Tea Company, a retail food business (in December 2010, The Great Atlantic & Pacific Tea Company filed for protection under Chapter 11 of the Bankruptcy Code; it emerged from bankruptcy in March 2012); Executive Vice President and Chief Financial Officer from 2002 to 2008 and various senior management positions since 1988 of UAL Corporation, an air transportation company. Director of Midstates Petroleum Company, Inc. and iHeartMedia, Inc.; former director of Niko Resources, Edison Mission Energy, The Great Atlantic & Pacific Tea Company and The Standard Register Company.

Mr. Brace’s experience as a Chief Executive Officer, Chief Financial Officer and head of strategy for several large public companies augments the Board’s insight into our financial and strategic performance. He is one of the Audit Committee financial experts.

Linda Walker Bynoe, 64

Director since 2006; President and Chief Executive Officer since 1995 of Telemat Ltd., a project management and consulting firm, and Chief Operating Officer from 1989 to 1995. Director of Prudential Retail Mutual Funds and Northern Trust Corporation; Trustee of Equity Residential; former director of Simon Property Group, Inc. Ms. Bynoe served as a Vice President-Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978.

Ms. Bynoe’s experience as a director of other large public companies and in management consulting, accounting, strategic planning and corporate governance assists the Board in setting the strategic direction of the company and in adopting sound internal control and governance practices. She is one of the Audit Committee financial experts and chairs the Nominating and Governance Committee.

Robert J. Eck, 58

Director since 2008, and President and Chief Executive Officer since July 2008 of the company and of Anixter Inc., a subsidiary of the company; various executive and senior management positions since 1990 of Anixter Inc. Director of Ryder System, Inc. since 2011 and a member of the Board of Trustees for Marquette University since September 2014.

Mr. Eck has 27 years of experience with the company in a wide variety of roles. As President and Chief Executive Officer, he brings detailed knowledge about our capabilities and initiatives, thereby facilitating the Board’s role in setting strategic direction.

Robert W. Grubbs, 60

Director since 1996; President and Chief Executive Officer from 1998 to 2008 of the company; President and Chief Executive Officer from 1994 to 2008 of Anixter Inc., a subsidiary of the company.

Mr. Grubbs’ long experience with the company in a variety of leadership roles provides an important link to our history of innovation in the area of supply chain services. Mr. Grubbs was our Chief Executive Officer for 10 years, presiding over substantial growth in revenues and profitability, and expansion in geographic scope, service offerings and product line. He is a key contributor to the Board’s evaluation of the company’s strategic plans.

Name and Age	Qualifications, Experience and Biographical Information

F. Philip Handy, 72

Director since 1986; a private investor; Founder and Chief Executive Officer since 1980 of Winter Park Capital, an investment firm; Chief Executive Officer from 2001 to 2015 of Strategic Industries, LLC, a diversified global manufacturing enterprise; Director of Owens Corning, Inc., Ignite Restaurant Group, Inc.; board member of several non-profit organizations including Excellence in Education National and The McCain Institute; former director of the Florida State Board of Education, WCI Communities, Inc., Rewards Network Inc., the National Board for Education Sciences, Lighting Science Group and Stand for Children.

Mr. Handy’s role as the Chief Executive Officer of a global manufacturer adds to the Board’s international perspective. His membership on the compensation committee of another large public company provides additional perspective to our Compensation Committee, which he chairs. Mr. Handy has formerly served as vice-chairman of the Board of the National Board for Education Sciences and the chairman of the Florida State Board of Education. His involvement with public policy issues contributes to the Board’s diversity of experience and viewpoints.

Melvyn N. Klein, 75

Director since 1985; Founder, Melvyn N. Klein Interests; President from 1987 until 2008 of JAKK Holding Corp., the managing general partner of the investment partnership GKH Partners, L.P.; Attorney and counselor-at-law since 1968; Chairman of Par Pacific Holdings, Inc. and director of Harbert, Inc. and JAKK Holding Corp.; Immediate Past Chairman of the Board of Visitors of the M.D. Anderson Cancer Center.

Mr. Klein has served on the Board during the entire evolution of our strategy and has helped guide us through several challenging economic and financial periods. He has been the President and CEO of two American Stock Exchange listed companies: Altamil Corporation and Eskey, Inc. In addition, Mr. Klein had an integral role in successfully building a number of industry-leading companies, including Savoy Pictures Entertainment, Inc. (subsequently merged with IAC Interactive), Santa Fe Energy Resources, Inc. (subsequently merged in part with Chevron and in part with Devon Energy) and the predecessors of Tenet Healthcare Corporation, Archrock Inc. and Exterran Corp. Mr. Klein was appointed by President Reagan to the Executive Committee of the President’s Private Sector Survey on Cost Control in the Federal Government (Grace Commission) and by President Clinton to the U.S. State Department’s Advisory Committee on International Economic Policy. He has been a member (since 1996) and a director (since 1997) of the Horatio Alger Association of Distinguished Americans. His education as an attorney and experience in government and as an entrepreneur, corporate leader and investor assists the Board in its risk evaluation and oversight role. Mr. Klein chairs our Audit Committee and is one of its financial experts.

George Muñoz, 65

Director since 2004; Principal of Muñoz Investment Banking Group, LLC, and partner with the law firm of Tobin & Muñoz since 2001; President and Chief Executive Officer from 1997 to 2001 of Overseas Private Investment Corporation; Assistant Secretary and Chief Financial Officer from 1993 to 1997 of the U.S. Treasury Department; Director of Marriott International, Inc., Altria Group, Inc. and Laureate Education, Inc. He has also served as a Trustee of the National Geographic Society since 2004.

Name and Age	Qualifications, Experience and Biographical Information

Mr. Muñoz maintains legal and investment banking practices. As a former President of the Overseas Private Investment Corporation and a former Chief Financial Officer of the U.S. Treasury, he also brings foreign investment and governmental experience to the Board. He is a Certified Public Accountant and chairs the audit committees of Altria Group, Inc. and Laureate Education, Inc.

Scott R. Peppet, 47

Director since 2014; Professor of Law since 2000 at the University of Colorado Law School; member of the Investment Committee of Chai Trust Company, LLC since 2014 and the Ownership Committee of Equity International since 2012. Mr. Peppet is the son-in-law of Samuel Zell.

Mr. Peppet brings experience in contracts, negotiations, complex transactions, legal ethics, privacy law and technology to the Board along with an outstanding record of leadership and deep experience in the legal field. He has authored several articles on the ways in which information technologies are changing markets and the policy implications of such technologies, which have been presented at the Federal Trade Commission, the International Conference on Privacy and Data Protection, the Privacy Law Scholars Conference, and other invited venues. Mr. Peppet’s work has been recognized in various news publications, including the New York Times and on National Public Radio.

Valarie L. Sheppard, 53

Director since 2015; Senior Vice President, Comptroller and Treasurer since 2013 and Vice President and Comptroller since 2005 of The Procter & Gamble Company, a leading manufacturer and marketer of packaged consumer goods.

Ms. Sheppard brings to the Board important perspective on international business from a large multi-national corporation. She also brings expertise on business unit finance, strategy development, mergers & acquisitions and corporate finance matters. Ms. Sheppard has experience serving on multiple non-profit and joint venture boards. Ms. Sheppard is one of the Audit Committee’s financial experts.

Stuart M. Sloan, 73

Director since 1994; a Principal since 1984 of Sloan Capital Companies LLC, a private investment company; Director of Pendrell Corp. (formerly ICO Global Communications (Holdings) Limited).

Mr. Sloan was formerly the Chairman and Chief Executive Officer of two public companies and has been a successful investor for over 30 years. His investment activities give him a broad perspective on macroeconomic trends and developments which could affect our financial performance. He also provides experience serving on the compensation committees of other public companies.

Samuel Zell, 75

Director since 1984, Chairman of the Board of Directors of the company since 1985; Chairman since 1999 and Chief Executive Officer since 2012 of Equity Group Investments division of Chai Trust Company, LLC, a private investment company, and its President from 2006 to 2012; Chairman of the Board of Trustees since May 2014 of Equity Commonwealth, an equity real estate trust that owns and operates office properties; Chairman of the Board since September 2005, Director since 1999, and President, Chairman and Chief Executive Officer from July 2002 until December 2004, of Covanta Holding Corporation (previously known as Danielson Holding Corporation),

Name and Age	Qualifications, Experience and Biographical Information

a waste, energy and specialty insurance services company. For more than the past five years Mr. Zell has been Chairman of the Board of Equity LifeStyle Properties, Inc., an equity real estate investment trust that owns and operates manufactured home communities, and RV resorts and campgrounds; and Chairman of the Board of Trustees of Equity Residential, an equity real estate investment trust that owns and operates rental apartment properties. Mr. Zell was Chairman of the Board of Tribune Company, a diversified media company, from December 2007 until December 2012 and its Chief Executive Officer from December 2007 to December 2009 (in December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code; it emerged from bankruptcy in December 2012) and was Chairman of the Board of Capital Trust, Inc., a specialized finance company, from 2003 to 2012. Mr. Zell is the father-in-law of Scott R. Peppet.

Mr. Zell is an active investor in public and private companies around the world to which he provides strategic direction. He is a well known figure in the finance, corporate and real estate sectors and he provides companies in which he invests with a network of resources across a broad range of industries. Mr. Zell is our largest investor and as Chairman strongly promotes the creation of long-term stockholder value.

WE RECOMMEND THAT YOU VOTE FOR THE ELECTION OF EACH OF THESE

NOMINEES TO THE BOARD OF DIRECTORS

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are required to submit to our stockholders a resolution subject to an advisory vote to approve the compensation of our named executive officers. The current frequency of the advisory vote on executive compensation is annually. Subject to the results of the vote on Proposal 3 below, and the Board of Directors’ response to such vote, the next such vote is expected to occur at our 2018 Annual Meeting of Stockholders.

The Board of Directors encourages our stockholders to carefully review the Compensation Discussion and Analysis (“CD&A”) and Executive Compensation sections of this Proxy Statement for a complete discussion of our compensation program for our named executive officers. Our executive compensation program is designed to closely align executive rewards with the overall return to stockholders and our performance with the following objectives:

•	be market competitive to attract and retain talented executives

•	recognize sustained above-market performance with comparably superior compensation

•	motivate continuing improvement and future performance at above-market levels relative to competitive peer group companies

•	drive the achievement of specific strategic objectives designed to enhance long term stockholder value creation

•	encourage prudent levels of business risk to meet our short and long term performance goals

•	promote ownership in the company at a reasonable cost to our stockholders

•	be transparent and understandable to the participants and our stockholders

•	be consistent with our corporate governance principles

We believe our executive compensation program has been effective in achieving these goals. For example, our compensation program:

•	is overseen by an independent Compensation Committee

•	requires compensation recoupment (“clawback”) in the event of financial restatements

•	has stock ownership guidelines for all executives

•	incorporates a four year vesting period for nearly all time-based restricted stock units and a three year vesting period for performance-based restricted stock units to emphasize long term performance

•	does not provide guaranteed increases in salary, incentive awards or long term equity incentives

•	provides annual incentive awards based solely on performance

•	provides pension benefits based only on actual years worked

•	does not provide tax reimbursement on perquisites for named executive officers, with the exception of relocation expenses

•	does not allow re-pricing or replacing of options or stock appreciation rights

•	does not provide guaranteed annual incentives to senior executives

•	generally employs all executive officers “at will,” with termination benefits only paid on a qualifying termination of employment following a change in control

•

benchmarks primary components of compensation (salary, cash compensation and total compensation), targeting the 50th to 75th percentiles of compensation paid to executives at a comparison group of companies

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

As an advisory vote, the result is not binding on the company, the Board of Directors or the Compensation Committee. However, the Compensation Committee and the Board of Directors value the opinions expressed by our stockholders and will carefully consider the outcome when evaluating our executive compensation program.

WE RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF THE

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

We are presenting the following proposal, which gives you as a shareholder the opportunity to inform us as to how often you wish us to include a proposal, similar to the preceding Proposal 2, in our proxy statement.

“RESOLVED, that the company include a proposal on the compensation of the company’s named executive officers in its annual proxy statement pursuant to Section 14A of the Securities Exchange Act every:

•	Year

•	Two years; or

•	Three years

This resolution is required pursuant to Section 14A of the Securities Exchange Act. Although our Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

Our Board of Directors believes that regular engagement with the stockholders on executive officer compensation has provided useful and timely feedback. Accordingly, consistent with our practices over the past five years, we intend to continue to hold an advisory vote to approve executive officer compensation at every annual meeting of stockholders.

WE RECOMMEND THAT YOU VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE

OFFICER COMPENSATION EVERY YEAR

PROPOSAL 4:	APPROVAL OF THE ANIXTER INTERNATIONAL INC. 2017 STOCK INCENTIVE PLAN

On February 23, 2017, our Board of Directors approved the Anixter International Inc. 2017 Stock Incentive Plan (the “Plan”), subject to the approval of our stockholders. If approved by our stockholders, the Plan will succeed the Anixter International Inc. 2010 Stock Incentive Plan (the “2010 Plan”) and all other prior plans. The Plan provides for discretionary grants of stock options, stock awards, stock unit awards and stock appreciation rights (“SARs”) to key employees, non-employee directors and consultants. Its purpose is to facilitate, attract and retain employees, non-employee directors and consultants, align their interests with the interests of our stockholders, and provide them with additional incentives to devote themselves to our future success.

Annual equity awards to key employees on March 1, 2017 were granted under the 2010 Plan. In March 2017, certain awards previously granted under the 2010 Plan and prior plans vested according to their respective terms, reducing the shares available for awards under the 2010 Plan and prior plans. It is expected that there may not be sufficient shares of our common stock under the 2010 Plan to cover the annual grants to key employees that are scheduled to be made beginning in 2018. Since a new equity plan requires stockholder approval, and the next annual grant date is prior to the annual stockholders’ meeting in 2018, we are seeking approval of the Plan at this stockholders’ meeting. No awards will be made under the Plan unless it is approved by the stockholders. If stockholder approval is not obtained, the Plan will have no effect. If the Plan is approved, no additional awards will be granted under the 2010 Plan or any prior stock plan. Grants previously made under the 2010 Plan or any prior stock plan will remain in effect according to their respective terms.

Reasons Why Stockholders Should Approve the Plan

We view the use of stock-based awards as an essential part of our compensation program and as an important element in achieving the program’s goals. These awards help align pay with performance and allow us to better link the financial interests of employees, non-employee directors and consultants with stockholders. We also believe that equity compensation motivates employees, non-employee directors and consultants to create stockholder value because the value they realize from equity compensation is based in large part on our common stock price performance.

The Plan contains certain restrictions that we believe further the objectives of the Plan and reflect sound corporate governance principles:

•	Dividends on all stock awards and dividend equivalents on all stock unit awards are paid only to the extent the awards vest.

•	Awards are generally subject to a minimum one-year vesting period.

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Stock options and SARs may not be granted with an exercise price less than the fair market value of the underlying common stock on the date of grant, and the term is limited to ten years from the date of grant.

•	Shares that are used to pay the stock option or SAR exercise price or tax withholding on any award cannot be used for future grants under the Plan.

•	Repricing of stock options or SARs without stockholder approval is prohibited.

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The Plan gives us the ability to recoup a participant’s stock compensation in the event a restatement of our financial statements is required, and the Committee determines that the participant’s conduct caused or partially caused the restatement.

The company, through its Compensation Committee, believes that it has prudently managed awards under the 2010 Plan and other prior stock plans, giving proper consideration to the dilutive impact of equity awards on stockholder equity. The company has not requested stockholder authorization for the issuance of shares pursuant to equity compensation plans since 2010.

We expect share usage under the Plan to be consistent with share usage under our prior plans. Our three-year average annual burn rate as of December 30, 2016 (calculated as shares subject to awards made under all of our equity-based plans divided by the number of shares outstanding) was 0.9%. We expect the burn rate over the life of the Plan to be consistent with our current burn rate.

As of March 27, 2017, the number of shares to be issued upon vesting, exercise or settlement of outstanding awards under all of our equity-based plans was as follows:

Total Number of Options Outstanding:	456,478[1]
Total Number of Unvested Restricted Stock Units Outstanding:	789,167[2]
Total Number of Earned/Vested Deferred Stock Units:	386,948[3]
Total Outstanding Awards:	1,632,593
Shares Available for Future Grant:	982,048[4]

[1]	The weighted average exercise price of the outstanding options is $48.13, and the average remaining term is 4.1 years.

[2]	Includes 133,742 unearned performance-based restricted stock units.

[3]	Includes 38,092 earned performance-based restricted stock units.

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None of these shares will be available for grant if the Plan is approved by stockholders. Of the aggregate 982,048 shares available for future grant under all of our equity-based plans as of March 27, 2017, no more than 723,427 shares may be issued as RSUs or PRSUs.

The total number of shares outstanding as of March 27, 2017 was 33,225,361, and the last reported sale price on March 27, 2017 was $77.55.

Description of the Plan

The following is a summary of the key terms of the Plan. It is qualified in its entirety by reference to the full text of the Plan, which is attached as Appendix A to this proxy statement. Stockholders are encouraged to review the Plan carefully.

Plan Administration.    The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”), which is comprised of directors who satisfy the “non-employee director” definition under Rule 16b-3 of the Securities Exchange Act of 1934 and the “outside director” definition under section 162(m) of the Internal Revenue Code. The Committee has full authority to select the individuals who will receive awards under the Plan, determine the form and amount of each of the awards to be granted, and establish the terms and conditions of awards. The Committee may delegate to the Chief Executive Officer its authority to grant awards to employees who are not subject to Section 16 of the Securities Exchange Act of 1934 or who are not “covered employees” as defined in Section 162(m) of the Code.

Number of Shares of Common Stock.    The number of shares of our common stock that may be issued under the Plan is 2,000,000. Shares issuable under the Plan may be authorized but unissued shares or treasury shares. If any award granted under the Plan expires, terminates or is forfeited or cancelled for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to the company or withheld by the company on behalf of a participant as payment for the award (including the exercise price of a stock option or SAR) or as payment for any withholding taxes due in connection with the award, or that are purchased by the company with proceeds received from a stock option exercise, will not again be available for issuance.

The number of shares issuable under the Plan is subject to adjustment in the event of any reorganization, recapitalization, stock split, stock distribution or special or extraordinary dividend, merger, consolidation, split-up, spin-off, combination, subdivision or any similar corporate transaction. In each case, the Committee will make adjustments it deems necessary to preserve the intended benefits under the Plan. No award under the Plan may be transferred, except by will or the laws of descent and distribution.

Of the shares available for issuance: (i) the maximum number issuable as stock options or SARs to any employee in any calendar year is 400,000; (ii) the maximum number issuable as stock awards or stock unit awards intended to qualify as performance-based compensation under Code Section 162(m) granted to any employee in any calendar year is 400,000; (iii) the maximum number issuable as incentive stock options is 2,000,000; and (iv) the fair market value of awards granted to non-employee directors in any calendar year, together with cash compensation paid to such non-employee director in such calendar year, shall not exceed $1,000,000.

Eligibility.    The Committee has full authority to select the individuals eligible to receive awards under the Plan. All employees, non-employee directors and consultants of the company and its subsidiaries who are designated by the Committee are eligible to receive awards under the Plan. As of March 27, 2017, eleven non-employee directors and approximately 192 employees, including the five named executive officers, were eligible to participate in the Plan. In 2016, 208 employees, including the five named executive officers, received awards under the Plan.

Performance Goals.    The Committee may, in its discretion, provide that any award granted under the Plan shall be subject to the attainment of performance goals. Performance goals may be based on one or more metrics including, but not limited to (i) measures of earnings or income (e.g., earnings per share, operating earnings, net earnings, pre-tax earnings, earnings before interest, taxes, depreciation and amortization, operating income, net income); (ii) return measures (e.g., return on equity, return on assets, return on invested capital, return on tangible capital); (iii) cash flow metrics (e.g., free cash flow, operating cash flow, cash flow return on equity, cash flow return on investment); (iv) share price metrics (e.g., total share return, stock price, stock price growth); and (v) margin measures (e.g., gross margins, operating margins). Metrics can be expressed in absolute terms or in terms of year over year growth or reference to a peer group or index, and they may be particular to one or more lines of business or subsidiaries or based on the performance of the company and its subsidiaries as a whole. In addition, performance goals may be adjusted for any events or occurrences (including acquisition expenses, extraordinary charges, losses from discontinued operations, restatements and accounting charges, restructuring expenses, asset write-downs, administrative costs associated with debt and equity refinancing, litigation or claim judgments or settlements, effect of changes in tax laws and foreign exchange gains and losses), as may be determined by the Committee.

With respect to each performance period established by the Committee, the Committee will establish performance goals relating to one or more of the business criteria identified above and targets for participants for achievement of the performance goals. The performance goals and performance targets established by the Committee may be identical for all participants for a given performance period or, at the discretion of the Committee, may differ among participants. Following the completion of each performance period, the Committee will determine the extent to which performance goals for that performance period have been achieved, and the related performance-based restrictions will lapse in accordance with the terms of the applicable award agreement.

Types of Awards.    The Plan provides for discretionary awards of stock options, stock, stock units and SARs to selected employees, non-employee directors and consultants. Each award made under the Plan will be evidenced by an award agreement specifying the terms and conditions of the award as determined by the Committee.

Stock Options.    The Committee may grant non-qualified or incentive stock options to employees and non-qualified stock options to non-employee directors and consultants. The Committee may set the terms and conditions applicable to the options, including the type of option and the number of shares subject to the option, provided that (i) the exercise price of each option will not be less than the closing sales price of the common stock on the date of grant (“fair market value”); and (ii) each option will expire not later than 10 years from the date of the grant. Dividends or dividend equivalents are not paid on stock options. It is intended that stock options qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code and thus be fully deductible by the company for federal income tax purposes, to the extent permitted by law.

In addition, an incentive stock option is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all of our stock option plans) cannot exceed $100,000 and if this limitation is exceeded, the portion of the incentive stock option that does not exceed this dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of our stock, the exercise price will be 110% of the closing price of our stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option may be granted 10 years from the date the Plan as amended and restated was adopted.

Stock Awards.    The Committee may grant shares of common stock to any participant, either for no consideration or for such appropriate consideration, as the Committee determines. The Committee has the discretion to determine the number of shares awarded and the restrictions, terms and conditions of the award. Subject to the restrictions, the recipient of an award will be a stockholder with respect to the shares awarded to him or her and will have the rights of a stockholder with respect to the shares, including the right to vote the shares and receive dividends, if any, on the shares, although dividends otherwise payable on any stock award will be held by the company and paid only to the extent the restrictions lapse. Any such dividends attributable to the portion of a stock award for which the restrictions do not lapse will be forfeited.

Stock Units.    The Committee may grant stock units to any participant. Each stock unit entitles the participant to receive, on the date or upon the occurrence of an event (including the attainment of performance goals) as described in the stock unit agreement, one share of common stock or cash equal to the fair market value of a share of common stock on the date of such event. The Committee has the discretion to determine the number of units awarded and the restrictions, terms and conditions of the award. Unless otherwise specified in an award agreement, a participant will have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any stock units prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares, although such dividend equivalents will be held by the company and paid only to the extent the restrictions lapse.

SARs.    The Committee may grant SARs to any participant. Each SAR entitles the participant to receive the difference between the fair market value of the common stock on the date of exercise of the SAR and the exercise price thereof, multiplied by the number of shares with respect to which the SAR is being exercised. Upon exercise, the SAR will be paid in cash or in shares of common stock (based upon the fair market value on the date of exercise) or a combination thereof, as set forth in the award agreement. The Committee has the discretion to set the terms and conditions applicable to SARs, provided that the exercise price of each SAR will not be less than the fair market value of the shares on the date the SAR is granted, and each SAR will expire not later than ten years from the date of grant. Dividends or dividend equivalents are not paid on SARs. It is intended that SARs qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code and thus be fully deductible by the company for federal income tax purposes, to the extent permitted by law.

Payment for Stock Options and Withholding Taxes.    The Committee may permit a participant to pay the exercise price of a stock option or the amount of any withholding tax on any award by directing the Committee to withhold shares otherwise issuable in connection with the award or by one or more of the following methods: cash; cash received from a broker dealer to whom the employee has submitted an exercise notice and irrevocable instructions to deliver to the company the sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; delivery of previously acquired shares of stock that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax; or certification of ownership by attestation of these previously acquired shares.

Recoupment.    The company has the right to recoup from its executive officers, and such other participants as the Committee may designate from time to time, a portion or all of any award granted under the Plan in respect of any fiscal year for which the financial results of the company are restated and the Committee determines that the participant’s conduct caused or partially caused the need for the restatement. This right will be in addition to all other rights the company may have against the participant with respect to the participant’s conduct in connection with a restatement of the company’s financial results.

Provisions Relating to a Change in Control.    The Plan provides that upon a change in control of the company, all outstanding awards vest (at target level for performance-based stock awards and stock units), and stock options and SARs become immediately exercisable.

Amendment of Award Agreements; Amendment and Termination of Plan.    The Committee may amend any award agreement at any time, provided that no such amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board may terminate, suspend or amend the Plan, in whole or in part, from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

Notwithstanding the foregoing, no amendment to the Plan or any award agreement can result in the repricing of stock options or SARs without the prior approval of our stockholders. Repricing is broadly defined to include reducing the exercise price of a stock option or SAR or cancelling a stock option or SAR in exchange for cash, other stock options or SARs with a lower exercise price or other stock awards. An equitable adjustment to the awards to reflect changes in the capital structure of the company or similar events does not constitute repricing for purposes of this prohibition.

Term of Plan.    The Committee can grant awards under the Plan for 10 years following the date of the stockholders’ approval of the Plan.

Summary of Federal Income Tax Implications of Participation in the Plan

The following is a summary of the federal income tax consequences of the Plan. It is based on the federal tax laws and regulations currently in effect and existing administrative rulings of the Internal Revenue Service. Participants may also be subject to state and local taxes in connection with the grant of awards under the Plan. Participants should consult with their individual tax advisers to determine the tax consequences associated with awards granted under the Plan. This information may not be applicable to employees of foreign subsidiaries or to employees who are not residents of the United States.

Non-Qualified Stock Options.    A participant will not recognize any income at the time of grant. On the date the participant exercises the non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the option is exercised. We generally will receive a tax deduction for the same amount of ordinary income recognized by the participant. When the participant sells these shares, any gain or loss recognized by the participant is treated as either short-term or long-term capital gain or loss depending on whether the participant has held the shares more than one year.

Incentive Stock Options.    A participant will not recognize any income at the time of grant. If the participant is issued shares pursuant to the exercise of an incentive stock option, and if the participant does not make a disqualifying disposition of the shares within one year after the date of exercise or within two years after the date of grant, the participant will not recognize any income, for federal income tax purposes, at the time of the exercise. When the participant sells the shares issued pursuant to the incentive stock option, the participant will be taxed, for federal income tax purposes, as a long-term capital gain on any amount recognized by the participant in excess of the exercise price, and any loss sustained by the participant will be a long-term capital loss. No deduction will be allowed to us for federal income tax purposes. If, however, the participant sells the shares before the expiration of the holding periods, the participant will recognize ordinary income on the difference between the exercise price and the fair market value at exercise, and we generally will receive a tax deduction in the same amount. Upon exercise of an incentive stock option, the excess of the fair market value over the exercise price is an item of tax preference to the participant for purposes of determining the alternative minimum tax.

In order to qualify as an incentive stock option, the option must be exercised within three months after the participant’s termination of employment for any reason other than death or disability and within one year after termination of the participant’s employment due to disability. If the option is not exercised within this time period, it will be treated as a non-qualified stock option and taxed accordingly.

Stock Awards/Stock Units.    If a participant receives a stock award, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. A participant generally will recognize ordinary income when he receives cash or shares pursuant to the settlement of stock units, provided that if the shares are subject to any further restrictions on transfer, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. The amount of income the participant recognizes will be equal to the fair market value of the shares on such date, or the amount of cash received, less the amount paid by the participant for the shares. This amount will also be the participant’s tax basis for the shares. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the ordinary income is recognized. In addition, the holding period begins on the day the restrictions lapse, or the date the shares are received if not subject to any restrictions, for purposes of determining whether the participant has long-term or short-term capital gain or loss on a subsequent sale of the shares. We generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

If a participant who receives a stock award subject to restrictions makes an election under Section 83(b) of the Code within 30 days after the date of the grant, the participant will have ordinary income equal to the fair market value on the date of grant, less the amount paid by the participant for the shares, and the participant will recognize no additional income until the participant subsequently sells the shares. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the ordinary income is recognized. When the participant sells the shares, the tax basis will be equal to the fair market value on the date of grant and the holding period for capital gains purposes begins on the date of the grant. If the participant forfeits the shares subject to the Section 83(b) election, the participant will not be entitled to any deduction, refund, or loss for tax purposes (other than a capital loss with respect to the amount previously paid by the participant), and we will have to include the amount that was previously deducted from our gross income in the taxable year of the forfeiture.

SARs.    A participant will not recognize any income at the time of the grant of an SAR. Upon exercise of the SAR, the participant will recognize ordinary income equal to the amount received upon exercise. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the ordinary income is recognized. We generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

Awards Granted Under the Plan

It is not possible at this time to determine the specific awards that will be made in 2017 and future years under the Plan. On March 27, 2017, the last reported sales price for the common stock was $77.55 per share.

WE RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF THE

ANIXTER INTERNATIONAL INC. 2017 STOCK INCENTIVE PLAN

PROPOSAL 5: RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee has re-appointed Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2017, subject to ratification by our stockholders. For further information regarding Ernst & Young LLP, please reference the Report of the Audit Committee and the Independent Registered Public Accounting Firm and Their Fees sections of this Proxy Statement. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders. If the stockholders should fail to ratify the appointment of Ernst & Young LLP, the Audit Committee would reconsider the appointment.

WE RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR FISCAL YEAR 2017

CORPORATE GOVERNANCE

Governance Guidelines and Charters

The operation of the Board of Directors is governed by our corporate by-laws and Corporate Governance Guidelines. The operations of the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are governed by charters adopted by each committee and ratified by the Board of Directors. The Corporate Governance Guidelines and each of the committee charters can be viewed on our website at: http://www.anixter.com/CorporateGovernance.

Code of Ethics

We have a longstanding Business Ethics and Conduct Policy which is applicable to all directors and employees, including the principal executive officer, the principal financial officer, the principal accounting officer and other officers. Our Global Business Ethics and Conduct Policy can be viewed on our website at: http://www.anixter.com/Ethics.

Director Independence

The Board of Directors determines the independence of its directors and nominees by requiring each of them to complete and return a questionnaire which solicits information relevant to a determination of independence under applicable New York Stock Exchange (NYSE) and Securities and Exchange Commission rules, as well as any other direct or indirect relationship that the director may have with the company. Independence is determined by the Board after presentation and discussion of questionnaire responses. The Board considers all relevant facts and circumstances in making an independence determination. To be considered independent, an outside director must meet the bright line independence tests established by the NYSE and the Board must affirmatively determine that the director has no direct or indirect material relationship with the company. A material relationship is one which impairs or inhibits — or has the potential to impair or inhibit — a director’s exercise of critical and disinterested judgment on behalf of the company and its shareholders. Based on this procedure, all members of the Board, except for Mr. Eck, were found to be independent.

Board of Directors

The Board of Directors held four meetings in 2016. Each of the directors attended 75 percent or more of the total of all meetings held by the Board and the committees on which the director served. We encourage our directors to attend the Annual Meeting of Stockholders. All directors attended the 2016 Annual Meeting of Stockholders.

Board Committees

The Board has a standing Executive Committee, Audit Committee, Compensation Committee, and Nominating and Governance Committee. The Board has determined that the Chairs and all committee members are independent under applicable NYSE and SEC rules for committee memberships. The Chairs and members of each committee are shown in the table below.

Name	Executive Committee	Audit Committee	Compensation Committee	Nominating and Governance Committee
Lord James Blyth	—	Member	Member	Member
Frederic F. Brace	—	Member	Member	Member
Linda Walker Bynoe	Member	Member	Member	Chair
Robert J. Eck	—	—	—	—
Robert W. Grubbs	—	—	—	—
F. Philip Handy	Member	—	Chair	Member
Melvyn N. Klein	Member	Chair	Member	Member
George Muñoz	—	—	Member	Member
Scott R. Peppet	—	—	—	—
Valarie L. Sheppard	—	Member	Member	Member
Stuart M. Sloan	—	—	Member	Member
Samuel Zell	Chair	—	—	—

Executive Committee

The Executive Committee exercises the full powers of the Board of Directors to the extent permitted by law in the intervals between Board meetings. The Executive Committee did not meet in 2016.

Audit Committee

The Audit Committee is primarily responsible for overseeing:

•	the integrity of our financial statements

•	our compliance with legal and regulatory requirements

•	the qualifications and independence of our independent registered public accounting firm

•	the performance of our independent registered public accounting firm and our internal audit function

Each member of the Audit Committee has been designated as an “audit committee financial expert,” as defined by the Securities and Exchange Commission. No member of the Audit Committee serves on more than three public company audit committees.

The Audit Committee held eight meetings in 2016.

Compensation Committee

The Compensation Committee exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and equity-based grants.

The essential functions of the Compensation Committee are to:

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annually determine that the Chief Executive Officer’s compensation is appropriately linked to corporate objectives, evaluate the Chief Executive Officer’s performance in light of those objectives, and set the Chief Executive Officer’s compensation based on this evaluation

•	annually review and approve the compensation of our other senior executives, including the named executive officers

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retain overall responsibility for approving, evaluating, modifying, monitoring and terminating our compensation and benefit plans, policies and programs, including all employment, severance and change in control agreements, supplemental benefits and perquisites in which executives subject to the Compensation Committee’s review participate

•	recommend to the Board new or modified cash or equity-based incentive plans

•	recommend to the Board the form and amount of compensation for non-employee directors

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review and discuss with management the Compensation Discussion and Analysis prepared by management and, based on its review and discussions, recommend to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and Proxy Statement

•	review and discuss with management its risk review of compensation programs for senior executives and the broader employee group

•	select the companies included in the comparison group for senior executive compensation

The Compensation Committee has the sole authority to retain and terminate outside advisors in executing its duties, including sole authority to approve their fees and other retention terms. Since 2005, the Compensation Committee has retained PricewaterhouseCoopers (PwC) as its outside compensation consultant. The Compensation Committee may delegate certain of its activities with regard to the compensation consultant to the Committee Chairman and/or representatives from our management, as appropriate.

The Compensation Committee has directly engaged PwC to provide: (1) general advisory services in areas consistent with the Compensation Committee’s charter, including Compensation Committee processes and practices, incentive plan design and use, and significant regulatory and market trends related to executive compensation, and (2) benchmarking services in connection with the Compensation Committee’s determination of the amount and form of director and executive compensation.

Management also plays a significant role in determining or recommending the amount and form of executive compensation by recommending performance targets and objectives and evaluating executive performance. Each year, management also provides the Compensation Committee with recommended base salary, target annual cash incentive and equity-based award for each senior executive, which includes all executive officers, persons reporting directly to the Chief Executive Officer and other selected members of senior management. Each executive’s immediate superior is responsible for providing the recommendation for that executive, which is then reviewed by the Chief Executive Officer for recommendation to the Compensation Committee. Our Chairman of the Board (who is not an executive of the company), in consultation with the Compensation Committee Chairman, is responsible for providing the recommendation to the Compensation Committee for the Chief Executive Officer’s base salary, target annual cash incentive and equity-based award and for purposes of this discussion is deemed to be the Chief Executive Officer’s immediate superior.

These recommendations are based, in part, on a review of competitive market data provided to management and the Compensation Committee by PwC. This data shows base salaries, total cash compensation and total compensation at the 50th and 75th percentiles of the range paid by other companies to executives holding comparable positions, which is the reference range chosen by the Compensation Committee as appropriate for benchmarking the compensation of our senior executives. The Compensation Committee, working with PwC, selects the companies for the comparison group which it believes are representative of the types of companies with which we compete for executives. See Compensation Discussion and Analysis in this Proxy Statement for the companies in the comparison group.

In addition to a review of the competitive market data, management’s recommendations for individual executives are based on a variety of other factors, including experience in the position, performance, scope of duties compared to the benchmark positions used in the competitive market data, career potential, ability to impact results and retention goals. The evaluation of these factors and their impact on the recommendations is subjectively determined by the person making the recommendation.

After the Chairman of the Board and the Compensation Committee Chairman develop the recommendations for the Chief Executive Officer, the recommendations are presented to the full Compensation Committee for review, discussion, final determination and approval. Similarly, management’s recommendations for the other senior executives, including the named executive officers, are reviewed by PwC and the Compensation Committee Chairman and presented to the full Compensation Committee for review, discussion, final determination and approval.

The Compensation Committee held five meetings in 2016.

Nominating and Governance Committee

The Nominating and Governance Committee identifies and recommends director nominees, advises the Board of Directors on corporate governance issues and Board organization and assesses Board performance.

The Board of Directors is responsible for selecting candidates for Board membership and for extending invitations to join the Board of Directors through the Nominating and Governance Committee. Candidates must meet the requirements of applicable law and listing standards, and are selected for qualities such as integrity, judgment, independence, experience, effectiveness, maturity, commitment and other relevant considerations. Any director may recommend a candidate for nomination to the Board of Directors. Consistent with its charter, the Nominating and Governance Committee is responsible for identifying and screening candidates (in consultation with the Chairman of the Board and the Chief Executive Officer), for establishing criteria for nominees and for recommending to the Board a slate of nominees for election to the Board of Directors at the Annual Meeting of Stockholders. Final approval of any candidate shall be determined by the Board of Directors.

The Nominating and Governance Committee will consider candidates submitted by stockholders on the same basis as other candidates. Stockholders desiring to recommend a candidate for nomination at an annual stockholder’s meeting must notify our Corporate Secretary no later than 120 days prior to the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting. Communications should be sent to: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026. Communications must set forth: the name, age, business address and residence address, e-mail address and telephone number of the proposed nominee; the principal occupation or employment of the proposed nominee; the name and record address of the stockholder who is submitting the notice; and a description of all arrangements or understandings between the stockholder who is submitting the recommendation and the proposed nominee.

The Nominating and Governance Committee held two meetings in 2016.

Executive Sessions

Each regularly scheduled Board and Committee meeting includes an executive session. The Chairman of the Board of Directors presides over all Board meetings and the executive sessions thereof, including meetings of the independent directors of the Board. The Chair of each Committee presides over executive sessions of that Committee. If the Chairman of the Board is not present, a lead director is selected by the independent directors present at the Board meeting, or if the Committee Chair is not present, the presiding director for the Committee meeting is selected by the independent directors present.

Board Leadership Structure

The offices of Chairman of the Board and Chief Executive Officer have been at times combined and at times separated. The Board has exercised discretion in combining or separating the positions as it has deemed appropriate in light of prevailing circumstances. The Board of Directors believes that the combination or separation of these offices should continue to be considered as part of the succession planning process.

At the current time, the Board believes that separating these offices promotes Board efficiency, allows the Chief Executive Officer to focus more fully on the implementation of our strategy and is in the best interest of our stockholders.

Our current Chairman, Samuel Zell, is our largest investor and, as such, is particularly well qualified to ensure that the Board’s focus remains on the creation of long-term value for stockholders.

Succession Planning

The Board regularly reviews short and long-term succession plans for the Chief Executive Officer and for other senior management positions. In assessing possible CEO candidates, the independent directors identify the skills, experience and attributes they believe are required to be an effective CEO in light of the company’s global business strategies, opportunities and challenges.

The Board also considers its own composition and succession plans. Discussion of these topics is an important part of the annual Board evaluation process. In Director succession planning, the Nominating and Governance Committee and the Board take into account, among other things, the needs of the Board and the company in light of the overall composition of the Board with a view of achieving a balance of the skills, experience and attributes that would be beneficial to the Board’s oversight role.

The Board’s Role in Risk Oversight

Overseeing our risk management processes and practices is a key function and competence of the Board and its committees.

Each year, management reports to the Board or one of its committees (as appropriate for the subject matter) on the nature of risks inherent in our business and risk management practices with respect thereto including: customer strategies and credit; vendor relationships and their sustainability; product liability; business continuity and information security, recovery and development; economic trends; foreign exchange; taxation; regulatory, ethical and other compliance topics; insurance; succession planning and the attraction, retention and development of employees; compensation plans; budgeting and forecasting; public reporting; liquidity and funding; working capital; capital transactions; acquisitions and divestitures; and significant geographic or product line expansions.

These risks are considered by management and the Board in developing and approving strategic plans, annual operating plans and incentive arrangements.

Communicating with the Board of Directors and Non-Management Directors

Stockholders and other parties interested in communicating directly with the Board of Directors, individual directors, the presiding director or the non-management directors, may do so by directing such communications to our Corporate Secretary at: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026 and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, individual directors, the presiding director, or for non-management directors. Each communication intended for members of the Board of Directors and received by the Secretary will be reviewed by the Secretary. Communications related to the operation of the company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

Other Matters

We limit the number of corporate boards on which our directors and director nominees may serve to six, including their directorship with us. If applicable, nominees to our Board must declare their intent to reduce their board commitments to six.

REPORT OF THE AUDIT COMMITTEE

Pursuant to the Audit Committee Charter, the function of the Audit Committee is to oversee (i) the integrity of the company’s financial statements, (ii) the company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the independent registered public accounting firm and the company’s internal audit function. While the Audit Committee has the duties and powers set forth in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for the preparation, presentation, and integrity of the company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the company. Management is also responsible for performing an evaluation and making an assessment of the effectiveness of the company’s internal control over financial reporting as of the end of the company’s most recent fiscal year, based on a suitable, recognized control framework. The independent registered public accounting firm is responsible for auditing the company’s financial statements and the effectiveness of internal controls over financial reporting and for reviewing the company’s unaudited interim financial statements.

In fulfilling our oversight responsibilities, we have reviewed and discussed the audited financial statements in the Annual Report with management. We have reviewed and discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability of the company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including PCAOB Auditing Standard No. 1301, Communications with Audit Committees). In addition, we discussed with the independent registered public accounting firm their independence from management and the company, including the matters in the written disclosures and the letter from the auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with us concerning independence. We also considered independence and the compatibility of nonaudit services provided by the auditors to the company with their independence.

We discussed with the company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee regularly meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. The Committee also reviews proposed interim financial statements with management and the independent registered public accounting firm. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 30, 2016 for filing with the Securities and Exchange Commission.

Melvyn N. Klein, Chair

Lord James Blyth

Frederic F. Brace

Linda Walker Bynoe

Valarie L. Sheppard

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND THEIR FEES

Fees for professional services rendered by Ernst & Young LLP with respect to fiscal years 2016 and 2015 are set forth below.

Audit Fees

Fees for audit services totaled approximately $6,308,500 in 2016 and approximately $6,278,000 in 2015, including fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, other SEC filings and statutory audits of foreign subsidiaries.

Audit-Related Fees

Fees for audit-related services in 2016 of $32,400 consisted of an IFRS workshop and the use of EY’s online reference tool. Fees for audit-related services for 2015 of $80,000 consisted of the review of pro forma financials, an audit of a 401(k) savings plan and the use of EY’s online reference tool.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $397,600 in 2016 and approximately $693,900 in 2015.

All Other Fees

There were no fees for other services in 2016 and 2015.

Pre-Approval Policies and Procedures

The Audit Committee’s current practice is to consider for pre-approval annually all audit and non-audit services (including tax services) proposed to be provided by the independent registered public accounting firm each year. The pre-approval policy is set forth in an Audit Committee position statement. In setting forth pre-approved services in its position statement, the Audit Committee details the particular services that may be provided and the policy reason why it is logical to use Ernst & Young instead of another service provider. Should the need arise to consider engaging Ernst & Young to provide non-audit services beyond the scope of what is outlined in the position statement or in an amount in excess of the amounts pre-approved by the Audit Committee, management will bring such proposals to the Audit Committee Chairman for consideration. The Audit Committee Chairman has the authority to either act on behalf of the Audit Committee or to call a special meeting of the Audit Committee to consider any such proposal. In the event that the Audit Committee Chairman acts on behalf of the Audit Committee and pre-approves such service, the decision is reported at the next meeting of the full Audit Committee. In considering whether to approve non-audit services, the Audit Committee considers whether the provision of such services by Ernst & Young is compatible with the maintenance of that firm’s independence.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee hereby furnishes its report to the stockholders of the company in accordance with rules adopted by the SEC.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2016.

F. Philip Handy, Chair

Lord James Blyth

Frederic F. Brace

Linda Walker Bynoe

Melvyn N. Klein

George Muñoz

Valarie L. Sheppard

Stuart M. Sloan

COMPENSATION CONSULTING FEES

The Compensation Committee has retained PwC as its independent compensation consultant. PwC provides the Compensation Committee with data, analysis and assessment of alternatives related to the amount and form of executive and director compensation, but does not provide recommendations on compensation decisions for individual executive officers. In 2016, fees paid to PwC related to providing advice to the Compensation Committee were approximately $211,000. Fees related to other services provided by PwC to us in 2016 were approximately $1,268,000 of which $503,000 related to the administration of our defined benefit pension plans and $765,000 related to internal audit and tax services. The decision to use PwC for these other services, none of which related to executive compensation matters, was made by management. Although management reports on the nature and scope of these services, they were not specifically approved by the Compensation Committee.

As part of its review process in determining whether to engage PwC as compensation consultant for the upcoming year, the Compensation Committee assessed the independence of PwC, taking into consideration the following factors: (1) the provision of other services to us by PwC; (2) the amount of fees we paid to PwC as a percentage of PwC’s total revenue; (3) PwC’s policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of PwC or the individual compensation advisors employed by the firm with any of our executive officers; (5) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (6) any of our stock owned by PwC or the individual compensation advisors employed by the firm. Based on its analysis of the above factors, the Compensation Committee has concluded that no conflict of interest exists that would prevent PwC from serving as an independent consultant to the Compensation Committee. The Compensation Committee believes that the nature and scope of the other services provided to us do not impair PwC’s ability to render independent advice to the Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This section of the Proxy Statement discusses our executive compensation policies and programs, our compensation philosophy and objectives, the components of our executive compensation program and the process through which compensation is determined for the named executive officers. Our named executive officers for 2016 were:

Robert J. Eck	President and Chief Executive Officer

Theodore A. Dosch	Executive Vice President — Finance and Chief Financial Officer

William A. Galvin	Executive Vice President — Network & Security Solutions

Justin C. Choi	Executive Vice President — General Counsel & Secretary

William A. Standish	Executive Vice President — Operations

In 2016, we followed substantially the same general policies and procedures for executive compensation that we had applied in 2015, other than the adoption of performance-based restricted stock units (PRSUs) as part of our equity-based awards. Beginning in 2016, annual restricted stock unit grants consist of a combination of time-based restricted stock units (RSUs) and PRSUs, as disclosed in our 2016 Proxy Statement. While we believe the previous compensation structure was appropriately responsive to the actual performance of the business, we believe the adoption of PRSUs as part of our equity-based awards further enhances the performance sensitivity of the compensation of our senior executives.

The primary elements of our executive compensation program, which are discussed in greater detail below, include base salary, annual cash incentive awards and equity awards. These are considered together and benchmarked against compensation paid by peer companies using a reference range at the 50th and 75th percentiles of the range paid to executives in comparable positions at peer companies. We also provide deferred compensation and retirement benefits as part of our executive compensation program.

Highlights of our executive compensation program in 2016 include the following:

•

The base salaries for each of the named executive officers were increased for 2016, based on the Compensation Committee’s assessment of the individual’s performance, potential for advancement and tenure. Mr. Eck’s base salary was increased 1.0% to $980,000 (placing him at approximately 7.7% above the 50th percentile of salaries paid to CEOs of peer companies) and the base salaries of the other named executive officers saw increases ranging from 2.2% to 5.0% (placing them at 2.6% to 25.0% above the 50th percentile of the range of base salaries for comparable executives at peer companies).

•

We provided our executives with annual incentive award plans under our Management Incentive Plan that are designed to reward performance that supports our short term performance goals. Consistent with recent practice, these awards were based on the executives meeting certain annual performance objectives approved by the Compensation Committee, including our achievement of certain specified operating profit and rates of return on tangible capital, as well as the achievement of other quantitative or qualitative individual goals. The annual performance objectives are determined so that target total cash compensation of each named executive officer is generally between the 50th and 75th percentile of the range of total cash compensation provided to similarly situated executives in peer companies. The target amounts set for the named executive officers for 2016 provided target total cash compensation ranging from 12.6% to 39.2% above the 50th percentile.

•

In March 2016, all named executive officers, other than Mr. Standish, received a combination of RSUs and the newly adopted PRSUs. Mr. Standish received only RSUs. These grants are shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table in this Proxy Statement. Consistent with past practice, we provided annual equity-based awards to our named executive officers so that their total compensation is between the 50th and 75th percentile of the total compensation provided to similarly situated executives in peer companies. In addition to the annual equity-based awards, as we previously disclosed in our 2016 Proxy Statement and as further described in “The elements of our compensation program – Equity-Based Awards” below, we provided one-time discretionary grants of RSUs and PRSUs to Messrs. Eck, Dosch and Choi to recognize the efforts of these named executive officers in the review and completion of various strategic corporate initiatives over the past several years. We believe that the use of equity-based awards as a substantial part of compensation aligns the economic interests of the named executive officers with those of our stockholders and ensures that they maintain focus on the goal of enhancing long-term value for stockholders. Excluding the one-time discretionary awards, target total compensation provided ranged from 11.7% to 38.1% above the 50th percentile. Including these one-time awards, target total compensation ranged from 33.4% to 85.3% above the 50th percentile.

Compensation Philosophy and Objectives

We believe that the talents, experience, dedication and entrepreneurial skills of our senior executives, including the named executive officers, have been and will continue to be essential to our success. Accordingly, the objectives of our compensation program are to:

•	be market competitive to attract and retain talented executives

•	recognize sustained above-market performance with comparably superior compensation

•	motivate continuing improvement and future performance at above-market levels relative to competitive peer group companies

•	drive the achievement of specific strategic objectives designed to enhance long term stockholder value creation

•	encourage prudent levels of business risk to meet our short and long term performance goals

•	promote ownership in the company at a reasonable cost to our stockholders

•	be transparent and understandable to the participants and stockholders

•	be consistent with our corporate governance principles

To achieve these objectives, we use a variety of compensation elements, including base salary, annual cash incentive awards, equity-based awards, deferred compensation and retirement benefits, all of which are discussed below.

What our compensation program is designed to reward

Our compensation program is designed to motivate and align individual performance with our strategic objectives by rewarding and incentivizing our executives for assuming responsibilities deemed important to our success, for excelling in the discharge of those responsibilities, for achieving competitively superior performance over annual and longer periods of time and for achieving yearly financial and non-financial goals that we believe are important to the creation and maintenance of stockholder value.

The elements of our compensation program

Base salary, annual cash incentive awards and equity-based awards for senior executives, including the named executive officers, are considered together and benchmarked against compensation paid at comparable companies. We and the Compensation Committee believe that the use of benchmarking data is useful in determining the range that should be considered in setting the compensation of the named executive officers. The Compensation Committee, working with PwC, selects the companies for the comparison group which it believes are representative of the types of companies with which we compete for executives. These companies are chosen from organizations of a similar size or representative range of revenues, market capitalization and number of employees. The selection is also based on one or more characteristics that they share in common with us, such as similar operational models, business sectors and selected financial metrics. PwC conducts a periodic peer group review to confirm the reasonableness of the peer organizations based on the above factors and may, from time to time, make adjustments to the composition of the comparison group.

The 16 companies in the comparison group for 2016 were:

Acuity Brands, Inc.	Fastenal Company	Patterson Companies, Inc.
Air Products & Chemicals	Genuine Parts Company	R.R. Donnelley & Sons Company
Applied Industrial Technologies	Henry Schein, Inc.	Watsco, Inc.
Arrow Electronics, Inc.	MSC Industrial Direct Co., Inc.	Wesco International, Inc.
Barnes Group	Owens & Minor, Inc.	W.W. Grainger, Inc.
Essendant Inc.

These were the same companies in the 2015 comparison group, except for the removal of Airgas, Inc. following its acquisition in 2016 by Air Liquide S.A., a much larger company based outside of the U.S.

The benchmarking data provided by PwC shows base salaries, total cash compensation (i.e., base salary and annual cash incentives) and total compensation (i.e., base salary, annual cash incentives and equity-based awards) at the 50th and 75th percentiles of the range paid by the comparison group of companies to executives holding comparable positions, which is the reference range chosen by the Compensation Committee as appropriate for benchmarking the compensation of our named executive officers. This information, together with recommendations from management, the Chairman of the Board and the Chairman of the Compensation Committee, are reviewed and considered by the Compensation Committee in reaching its final determination of executive compensation. See the Corporate Governance — Compensation Committee section of this Proxy Statement for more information on how management’s recommendations factor into the setting of compensation for executives other than the Chief Executive Officer and how recommendations of the Chairman of the Board and the Chairman of the Compensation Committee factor into the setting of compensation for the Chief Executive Officer.

Base Salary:    We provide our executives with a fixed level of annual income necessary to attract and retain executives. The Compensation Committee meets in the early part of each year to review executive salaries. The principal factors considered in making salary adjustment decisions include the individual’s performance, potential for advancement within the company, tenure with the company and tenure in the particular position. Annual salary adjustments typically are effective as of January 1 of each year.

Mr. Eck’s base salary was increased 1.0% from $970,000 to $980,000 effective January 1, 2016. His salary, as adjusted, placed him at approximately 7.7% above the 50th percentile of salaries paid by the comparison group of companies to their chief executive officers. The Compensation Committee believed that this was an appropriate salary for a chief executive officer in his eighth year in the position and allowed for a reasonable progression in compensation based on future performance and increased tenure as a chief executive officer.

Salaries paid to the other named executive officers are shown in the “Salary” column of the Summary Compensation Table in this Proxy Statement, and represent increases ranging from 2.2% to 5.0% over base salaries paid in 2015. These base salary rates ranged from 2.6% to 25.0% above the 50th percentile of the range of base salaries paid by the comparison group of companies to executives holding comparable positions.

Annual Incentive Awards:    We provide our executives with annual incentive award plans designed to reward performance that supports our short term performance goals. Annual incentive award plans for the named executive officers are provided under our stockholder approved Management Incentive Plan. Under this plan, each year the Compensation Committee establishes an award pool equal to 3% of our operating income as reported on our consolidated statements of operations for the plan year. A percentage of the award pool is assigned each year by the Compensation Committee to each named executive officer. The total amount of all awards for any year may not exceed the amount in the award pool for that year, and the maximum award for any participant in a given year may not exceed 50% of the applicable award pool. The Compensation Committee may, in its discretion, decrease the size of the award pool or the maximum award for any participant. Each year, the Compensation Committee also approves a target annual incentive for each executive that can be earned upon meeting the performance goals contained in the annual budget. Historically, and in 2016, these incentive plans provided an opportunity to earn an award for: (1) the achievement of the operating profit specified in the company’s annual budget approved by the Board of Directors; (2) the achievement of the rate of return on tangible capital specified in the company’s approved annual budget; and (3) the achievement of other quantitative or qualitative individual goals specified in the executive’s incentive award plan.

The budget process for determining operating profit and the rate of return on tangible capital goals for 2016 began after we completed our 2015 mid-year review and forecast for the remainder of the year. We then considered planned actions and the potential for a changed operating environment or specific events that could have an effect on our financial performance in 2016, including volatility due to foreign currency and commodity price changes as well as macro-economic uncertainties associated with pending U.S. financial and tax policies. Planned actions may include but are not limited to the opening or closing of offices or warehouses in new or existing geographies, initiatives to increase market share or market penetration, new product introductions, the introduction of existing products into new geographies and acquisitions or divestitures. In addition, we considered the continued integration activities associated with the Power Solutions acquisition and the synergy realization plans. We also took into account the completion of large contracts which were not likely to be repeated or replaced, gross margin trends and macro-economic expectations, and a variety of other risks which may affect results. We then considered the potential magnitude of each of those effects.

Finalization of the budget by management included input from sales, marketing, operations, information technology, human resources and finance management with responsibilities for various end market sales initiatives, geographic profitability or global functional support. The 2016 budget was submitted in November of 2015 to the Board of Directors for review, discussion and approval.

We have chosen to reward the achievement of budgeted operating profit and rate of return on tangible capital because we believe that these items are among the most meaningful measures of our performance. By emphasizing earnings over sales, for example, the annual incentive plan helps to ensure that an acceptable level of profitability is maintained and enhanced.

Rate of return on tangible capital is deemed to be an important measure of our success because the wholesale distribution industry in which we compete is working capital intensive. Our assets consist primarily of inventories and accounts receivable, and the management of these assets to control borrowing costs and write downs in the value of these assets is crucial to our profitability.

Operating profit and rate of return on tangible capital are key drivers of net income, earnings per share and return on equity, and have been chosen over these latter measures in order to eliminate the effects of decisions about our capital structure, which tend to be longer-term in nature and therefore not well-suited to the annual incentive plan.

The final component of each executive’s annual incentive plan consists of one or more quantitative or qualitative objectives, the achievement of which is deemed by his or her immediate superior (or by the Compensation Committee in the case of the Chief Executive Officer) to be within the executive’s ability to influence and to be an important contribution to our short and/or long term success.

The amount of compensation that would be earned by an executive if all objectives in the annual incentive plan were fully met (but not exceeded) is the “target” amount for that executive. The 2016 target incentives, expressed as a percentage of salary, for each named executive officer were as follows: Mr. Eck: 119%; Mr. Dosch: 84%; Mr. Galvin: 80%, Mr. Choi: 68% and Mr. Standish: 84%. See the Grants of Plan-Based Awards Table in this Proxy Statement for disclosure of threshold, target and maximum payouts for the named executive officers.

The target annual incentives are determined so that total cash compensation of each named executive officer is generally between the 50th and 75th percentile of the range of total cash compensation provided to similarly situated executives in the comparison group of companies. The target amounts set for the named executive officers for 2016 provided total cash compensation ranging from 12.6% to 39.2% above the 50th percentile. The level at the upper end is due to Mr. Standish’s long tenure with the company and sustained outstanding performance over such period.

Because we benchmark total cash compensation rather than annual incentives per se, and total cash compensation includes base salary, recommendations for target annual incentives can be affected by base salary determinations. However, the Compensation Committee believes that its target annual incentives are consistent with our philosophy that named executive officers should have a sizable amount of their cash compensation at risk. During the five year period from 2012-2016, annual incentives paid to the named executive officers during such period ranged from 38% to 107% of their target amounts.

The weighting of each financial component was established with respect to each named executive officer’s scope of authority and did not change from 2015. For 2016, (1) the worldwide operating profit component for each named executive officer represented 25% to 40% of the total target annual incentive under the plan; (2) the operating profit component for the named executive officer whose plan was also based on business segment operating profit represented 30% of the total target annual incentive under the plan; (3) the return on tangible capital component for each named executive officer whose plan was based on worldwide return on tangible capital represented 35% to 37% of the total target annual incentive under the plan; (4) the return on tangible capital component for the named executive officer whose plan was based on business segment return on tangible capital represented 20% of the total target annual incentive under the plan; and (5) the individual objective component of each named executive officer’s plan was consistent with the strategies and actions underlying the annual operating plan, and represented 25% of the total target annual incentive under the plan.

Following are the individual qualitative objectives for each named executive officer.

Mr. Eck:	Complete a study of our North American logistics model addressing the different customer service requirements in each of our businesses. Ensure plans are in place to achieve the targeted revenue and costs synergies resulting from the acquisitions of the Power Solutions business and the Tri-Ed business. Continue to integrate and develop the Power Solutions leadership team. Continue to work with the leadership team to identify and develop pool of succession candidates for senior executive roles.

Mr. Dosch:	Chair the Power Solutions Integration Steering Committee utilizing a robust project management structure. Deliver Board approved business case synergy goals for 2016 for both Tri-Ed and Power Solutions. Work with Business Unit heads and EVP Global Operations to identify working capital improvement initiatives across all three working capital components. Improve the forecasting process for working capital and cash flow from operations. Lead capital structure planning and initiatives to ensure appropriate liquidity while managing interest expense and currency exposure and reducing leverage and debt to total capital.

Mr. Galvin:	Develop and execute North American channel and product strategies. Continued implementation of security global strategy. Achieve 2016 synergy targets for the Tri-Ed acquisition. Achieve significant growth in strategic complex Supply Chain opportunities and develop a focused program to improve wins of these opportunities. Drive improvements to inventory management.

Mr. Choi:	Conduct risk analysis and implement new customer contract review process for the Utility Power Solutions business. Propose and implement new corporate policies to address updated European regulatory requirements relating to data privacy and various environmental directives. Conduct risk analysis and implement new legal documentation in connection with our supplier agreements with respect to intellectual property rights, product liability and import/export requirements. Finalize global anti-bribery risk assessment.

Mr. Standish:	Evaluate and develop EVP Operations succession planning candidates. Work with EVP Utility Power Solutions to provide leadership and mentoring to new SVP Operations and Inventory Management for the UPS business unit. Share best practices and maximize cost efficiencies between the UPS, NSS and EES operations organizations. Lead Anixter efforts to develop a comprehensive U.S. facility optimization strategy encompassing strategic plans for the EES, NSS and UPS business groups. Work with the CFO, SVP Global Finance and EVP NSS to define metrics to measure NSS inventory efficiency.

When the financial results for the year are finalized, calculations of the amounts earned by each named executive officer pursuant to the terms of his annual incentive plan are prepared by management and furnished to the Compensation Committee. Payments for achievement of the operating profit and rate of return on tangible capital objectives are based on the application of the formula in the annual incentive plan to the audited financial results, while payments for achievement of individual objectives assigned to each executive are based on evaluation and recommendation by the executive’s immediate superior or, in the case of the Chief Executive Officer, by the Chairman of the Board in consultation with the Chairman of the Compensation Committee, for review and approval by the Compensation Committee.

For 2016 the target incentive and the relative weight assigned to each performance goal for each named executive officer were as follows:

	Robert J. Eck	Theodore A. Dosch	William A. Galvin	Justin C. Choi	William A. Standish
Target Incentive	$1,170,000	$500,000	$420,000	$310,000	$380,000
Financial Performance Goals:
Worldwide Operating Profit	38%	38%	25%	40%	40%
Worldwide Return on Tangible Capital	37%	37%		35%	35%
Global Network & Security Solutions Operating Profit			30%
Global Network & Security Solutions Return on Tangible Capital			20%
Individual Objectives	25%	25%	25%	25%	25%

For each performance goal there is a threshold level of performance, below which no incentive is paid. Attainment of the threshold level results in payment of 25% of the target incentive amount, attainment of the target level of performance results in payment of 100% of the target incentive amount, and attainment of the maximum level of performance results in payment of 150% of the target incentive amount. In each case, a pro rata percentage is earned for performance between the threshold and the target and for performance between the target and the maximum.

The following table sets forth for 2016 the target and payout levels for each financial performance goal, actual performance and the actual percentage of the target incentive paid.

Worldwide Operating Profit Target: $298,807,000
Worldwide Operating Profit Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		$285,293,000	95.5%	.84%
Less than $234,923,000.0
$234,923,000.25
$298,807,000	1.0
$327,403,000 or more	1.5

Worldwide Return on Tangible Capital Target: 21.4%
Worldwide Return on Tangible Capital Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		22.0%	102.8%	1.18%
Less than 17.5%	.0
17.5%	.25
21.4%	1.0
23.1% or more	1.5

Global Network & Security Solutions (NSS) Operating Profit Target: $273,098,000
Global NSS Operating Profit Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		$275,346,000	100.8%	1.06%
Less than $232,134,000.0
$232,134,000.25
$273,098,000	1.0
$292,215,000 or more	1.5

Global Network & Security Solutions (NSS) Return on Tangible Capital Target: 37.7%
Global NSS Return on Tangible Capital Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		38.1%	101.1%	1.09%
Less than 32.8%	.0
32.8%	.25
37.7%	1.0
39.9% or more	1.5

Multipliers also apply to the individual objectives. For other than the Chief Executive Officer, the executive’s immediate superior evaluates the executive’s achievement of the objective. This evaluation takes into account any particular challenges encountered in performing the objective, including developments which were outside of the executive’s control. Based on this evaluation, the executive’s immediate superior makes a qualitative judgment about the extent to which the executive has met expectations for achievement of the objective, and recommends a multiplier to be applied to the target incentive. The multipliers are submitted, along with supporting commentary, to the Compensation Committee for review and approval. The Compensation Committee makes the same evaluation and determination for the Chief Executive Officer. In addition, the Compensation Committee can, at its discretion, apply a multiplier in excess of 1.5, provided the resulting total award under the annual incentive plan does not exceed the limitations imposed by our Management Incentive Plan on the amount of the aggregate award.

The performance of the named executive officers during 2016 resulted in the following multipliers applied to their target annual incentive with respect to their individual objectives: Mr. Eck: 1.25; Mr. Dosch: 1.25; Mr. Galvin: 1.00; Mr. Choi: 1.00 and Mr. Standish: .80. Annual incentive awards paid to the named executive officers with respect to the corporate performance goals and the individual objectives in accordance with these results are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this Proxy Statement.

Equity-Based Awards:    We are dedicated to enhancing long-term value for our stockholders and believe that the best way to ensure our senior executives, including the named executive officers, maintain focus on this goal is to provide a substantial part of their total compensation in the form of equity-based awards. Our use of equity-based awards is designed to promote ownership and align the economic interests of senior executives to those of our stockholders at a reasonable cost and to reward and retain senior executives identified as key to the continuity and success of our business or as high potential succession candidates. Commencing in 2016, the vesting of equity-based awards was conditioned on both performance and the passage of time with the issuance of PRSUs in addition to RSUs.

Our Stock Incentive Plan, as well as predecessor plans, all of which are stockholder approved, provide for various types of awards, including stock options, stock appreciation rights, stock awards, performance shares, stock units, performance units and dividend equivalent rights.

We have traditionally provided long term incentive compensation to our named executive officers through equity-based awards in the form of stock options or RSUs (although we have not issued stock options since 2013). Commencing in 2016, we adopted PRSUs as part of our long term incentive program for our named executive officers. In March 2016, a combination of RSUs and PRSUs were issued to all but one of the named executive officers. Stock options provide an element of risk to executives in that value is created for the executives only when value is created for stockholders, and they provide a more leveraged vehicle for accomplishing this objective. RSUs manage potential increased dilution that would result from using only options and provide executives with outright value that supports executive retention. As compared to options, fewer RSUs and PRSUs can be used to meet long-term compensation objectives. PRSUs serve to strengthen the link of the senior executives’ compensation to our longer term results.

RSUs generally vest in 1/3 increments beginning on the second anniversary of the date of grant (except the RSUs granted to Mr. Standish vest in 1/3 increments beginning on the first anniversary of the date of grant).

PRSUs vest based on relative total shareholder returns compared to the S&P MidCap 400 Index. The PRSUs generally vest on the third anniversary of the date of grant. Each three year performance period contains three performance cycles, each relating to one third of the total award. The three performance cycles within the performance period consist of separate tranches of 12 months, 24 months and 36 months, from January 1 of the year of grant. For the PRSUs granted in March 2016, to the extent that our total shareholder return during a performance cycle meets or exceeds the 25th percentile rank of the total shareholder return of the index during that cycle, the PRSU holder will earn the following payout percentage of the shares subject to that cycle.

TSR Percentile Rank	Payout Percentage
75th Percentile and above	150%
50th Percentile and above, up to 75th Percentile	100%
25th Percentile and above, up to 50th Percentile	50%
Below 25th Percentile	0%

Performance between listed rankings will be adjusted on straight-line interpolation.

In addition to the annual equity-based awards, we provided one-time discretionary grants of RSUs and PRSUs for Messrs. Eck, Dosch and Choi valued at $1,000,000, $1,000,000 and $475,000, respectively. These one-time grants were made to recognize the efforts of these named executive officers in the review and completion of various strategic corporate initiatives over the past several years, including the successful completion in 2014 of the acquisition of Tri-Ed Distribution and in 2015 of the acquisition of the Power Solutions business and the divestiture of the OEM Supply-Fasteners business. They are subject to the same terms and conditions as the regular annual grants.

We generally provide annual equity-based awards to the named executive officers so that their total compensation is between the 50th and 75th percentile of the total compensation provided to similarly situated executives in the comparison group of companies. This reflects our practice of leveraging total compensation relative to the benchmark rates which is consistent with our philosophy that senior executives, including the named executive officers, should receive a sizable amount of their total compensation as equity in the company. Because we benchmark total compensation for our named executive officers rather than equity-based awards per se, and total compensation includes total cash compensation, recommendations for equity-based awards can be affected by total cash compensation determinations. Excluding the one-time discretionary awards, target total compensation provided ranged from 11.7% to 38.1% above the 50th percentile. Including these one-time awards, target total compensation ranged from 33.4% to 85.3% above the 50th percentile.

In determining the total amount of equity to award each year, the Compensation Committee also reviews the dilution and value transfer rates of the companies in the comparison group. With respect to dilution, PwC presents, for each company in the comparison group, shares reserved as a percentage of total diluted shares outstanding, along with the percentages associated with the 25th, 50th and 75th percentiles. Lower percentiles correlate to lower dilution. Based on that data, and taking into account both the annual grants and one-time discretionary grants, the company was between the 25th and 50th percentiles.

With respect to value transfer, PwC presents, for each company in the comparison group, the value (as a percentage of market capitalization) of equity grants to all recipients and to the chief executive officer for each of the three most recent years available, and the three year average. Percentages associated with the 25th, 50th and 75th percentiles are also presented. Lower percentiles correlate to lower award values in relation to market capitalization. Based on that data, the company was between the 50th and 75th percentiles in value transferred to its Chief Executive Officer in 2016, and above the 75th percentile in total value transferred in 2016, due to the issuance of the one-time discretionary grants. We expect our total value transfer to return to its historical position below the 75th percentile with the issuance of future grants. Management also presents the year-end value of all of our outstanding equity-based awards as shown in the Outstanding Equity Awards at 2016 Fiscal Year End in this Proxy Statement.

These grants to the named executive officers are shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table in this Proxy Statement.

Pensions:    We believe that providing a measure of retirement income to our employees, including our named executive officers, is important to our recruitment and retention goals. Accordingly, certain U.S. employees and employees of certain foreign subsidiaries participate in company-sponsored plans. For certain highly compensated employees in the U.S., we provide a non-qualified excess benefit plan which extends the applicable benefit formula in the qualified pension plan to eligible compensation that exceeds the amount allowed by the Internal Revenue Code (“Code”) to be taken into account under the qualified plan ($265,000 in 2016). All named executive officers participate in the excess benefit plan. See the discussion accompanying the Pension Benefits Table in this Proxy Statement.

Deferred Compensation:    We believe that providing a method for employees, including the named executive officers, to save for retirement on a tax-deferred basis is important to our recruitment and retention goals. Accordingly, substantially all U.S. employees are eligible to participate in the company’s 401(k) plan. For certain highly compensated employees, including the named executive officers, we provide a non-qualified deferred compensation plan that enables participants to defer up to 50% of their salary and 100% of their annual incentive until retirement or other specified future date. The plan also provides for employer contributions in certain instances. We pay interest on the deferrals and contributions and provide an enhanced crediting rate if the company meets certain pre-determined financial performance goals. See the discussion accompanying the Nonqualified Deferred Compensation Table in this Proxy Statement.

Perquisites:    Historically, perquisites for senior executives have been very limited in scope and value. In 2016, the named executive officers did not receive any perquisites, with the exception of reimbursement for the cost of annual physical exams for executives, in excess of the standard benefits available to our employees generally. The Compensation Committee periodically reviews the types and costs of any perquisites to ensure they remain aligned with our compensation philosophy.

Deductibility of Compensation

Section 162(m) of the Code limits the deductibility for federal income tax purposes of executive compensation paid to the chief executive officer and the three other most highly compensated officers of a public company other than the chief financial officer to $l,000,000 per year, but contains an exception for certain performance-based compensation. It is our policy to structure our incentive and equity-based compensation in a manner that will minimize the impact of limitations imposed by Section 162(m) to the extent we can reasonably do so consistent with our goal of retaining and motivating our executives in a cost effective manner. We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in our best interest. Grants of stock options and PRSUs under our Stock Incentive Plans and awards under our Management Incentive Plan generally qualify as “performance-based compensation” under Section 162(m). Base salary does not by its nature qualify as performance-based compensation under Section 162(m). RSUs granted under our Stock Incentive Plan generally are not considered performance-based, and may not be fully deductible if paid to an executive officer while he is subject to Section 162(m).

Timing of Awards

Annual cash incentive awards for the most recently completed fiscal year are determined by the Compensation Committee at its regularly scheduled meeting in the first quarter each year, after the financial statements for the recently completed year are finalized and results are publicly reported. These financial statements are necessary to complete the calculation of the amount of awards earned.

Base salaries, annual cash incentive targets and equity-based awards for the current year are also determined at the first quarter meeting, after the Board of Directors has approved the operating budgets for the year, PwC has provided benchmarking data and management has formulated its recommendations.

Equity-based awards are generally granted on March 1 of each year. The Compensation Committee chose March 1 of each year as the grant date in order to reduce the administrative burden of issuing shares on multiple dates each year as previously issued RSUs vested. Under certain limited circumstances, such as in connection with a promotion or new hire, the Compensation Committee will make grants on a date other than March 1. These awards are approved at the meeting as dollar-value awards to each recipient rather than a number of shares, units or options. The number of shares or units to be granted to each recipient is determined by dividing the dollar-value award to each participant as approved by the Compensation Committee, by the closing price of our stock on the grant date or, if not a trading day, the immediately preceding trading day. The number of options to be granted is similarly determined, using their Black-Scholes value on the grant date or, if not a trading day, the immediately preceding trading day. The exercise price of stock options is the closing price of the underlying common stock on the grant date or, if not a trading day, the immediately preceding trading day.

Compensation Related Policies

Stock Ownership Guidelines.    To promote the alignment of the interests of directors and senior executives, including the named executive officers, with those of our stockholders, we have established minimum company stock ownership guidelines. Under these guidelines, directors are required to hold stock valued at three times their annual retainer and the Chief Executive Officer is required to hold stock valued at five times his base salary. The Chief Executive Officer sets the minimum company stock ownership guidelines for the other senior executives. The value of shares owned, vested stock options and earned/vested PRSUs and RSUs is used to determine whether the guidelines have been met. The Compensation Committee is responsible for recommending appropriate actions in respect of persons failing to meet the ownership guidelines within five years of those persons becoming subject to the guidelines.

All directors and executives subject to these requirements are either above their ownership requirements or, taking into account the continued vesting of previous and/or anticipated equity-based awards, are expected to achieve their requirement within the prescribed five-year timeframe.

Executives are not subject to minimum holding periods; however, in the event an executive does not meet the company’s stock ownership guidelines, the Board may take corrective action including, but not limited to, prohibiting sales of stock until the executive meets the applicable guideline.

Anti-Hedging and Pledging Policy.    Our Global Business Ethics and Conduct Policy prohibits hedging against a decline in our share price. Under our Insider Trading Policy, directors and executive officers may not engage in short sales with respect to our securities.

Our Insider Trading Policy was amended in February 2016 to place certain restrictions on pledging of our common stock by directors and executive officers. Under this policy, the aggregate amount of securities pledged by any individual director or executive officer may not exceed 50% of the total amount of common stock beneficially owned by such person in excess of 75,000 shares. As of March 27, 2017, less than 38% of our common shares beneficially owned by our directors and executive officers as a group were eligible to be pledged under our policy and 4% were actually pledged. This excludes 1,937,022 shares of our common stock held by trusts established for the benefit of Sam Zell and his family for which Mr. Zell disclaims beneficial ownership, as described in more detail in footnote 7 to the Security Ownership of Management Table in this Proxy Statement. As disclosed, Mr. Zell does not have voting or dispositive power over the shares of common stock indirectly held by such trusts and accordingly, Mr. Zell has disclaimed beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

Recoupment of Incentive Compensation.    Beginning in 2010, all annual incentive and long term incentive awards to senior executives, including the named executive officers, are expressly conditioned upon our right to recoup a portion or all of any such award granted in respect of any fiscal year for which our financial results are restated.

Consideration of Prior Say-on-Pay Vote

At the 2016 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 97% of shares present at the meeting and entitled to vote. The Compensation Committee considered these results and, based on our strategic objectives, our performance, the close alignment of the compensation program with stockholder interests and the overwhelming support of stockholders in 2016, determined not to make any major changes to compensation policies, plans and programs for fiscal 2017. Accordingly, the Compensation Committee has decided to follow the same general policies and procedures described above in setting compensation for 2017.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

This table shows the compensation for the fiscal years ended December 30, 2016, January 1, 2016 and January 2, 2015 of our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)	Total ($)
Robert J. Eck	2016	980,000	2,988,837	0	1,249,911	373,831	(6)	15,394	5,607,973
President and Chief Executive Officer	2015	970,000	2,849,980	0	895,620	8,436		15,618	4,739,654
	2014	930,000	2,749,985	0	1,015,700	784,245		15,747	5,495,677
Theodore A. Dosch	2016	595,000	1,666,287	0	534,150	25,177	(7)	10,734	2,831,348
Executive Vice President — Finance and Chief Financial Officer	2015	575,000	899,977	0	397,890	19,687		11,335	1,903,889
	2014	520,000	800,029	0	421,516	19,058		10,536	1,771,139

William A. Galvin	2016	525,000	708,179	0	418,320	165,971	(8)	11,588	1,829,058
Executive Vice President — Network and Security Solutions	2015	500,000	800,023	0	354,400	7,610		10,659	1,672,692
	2014	464,500	725,043	0	316,905	356,523		9,818	1,872,789

Justin C. Choi	2016	455,000	791,503	0	309,690	11,925	(9)	8,200	1,576,318
Executive Vice President — General Counsel and Secretary	2015	440,000	449,989	0	226,800	9,708		7,692	1,134,189

William A. Standish	2016	455,000	484,992	0	360,620	243,062	(10)	10,080	1,553,754
Executive Vice President — Operations	2015	445,000	474,997	0	325,970	25,297		10,135	1,281,399
	2014	430,000	474,947	0	310,975	521,201		10,430	1,747,533

(1)	The amounts in this column reflect salary earned by each named executive officer for the applicable year. 2016 salary increases were effective January 1, 2016.

(2)	The amounts in these columns represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of the restricted stock unit awards and option awards granted to the named executive officers for each fiscal year shown. Prior to 2016, the annual restricted stock unit awards consist only of time-based restricted stock units (RSUs). In 2016, the annual awards consist of a combination of RSUs and newly adopted performance-based restricted stock units (PRSUs) for each of our named executive officers, other than Mr. Standish who received only RSUs. For an explanation of assumptions used in valuing the awards, see Note 10 to the Consolidated Financial Statements contained in our 2014 Form 10-K, 2015 Form 10-K and 2016 Form 10-K. These amounts also include a one-time discretionary grant of RSUs and PRSUs to Messrs. Eck, Dosch and Choi in 2016 to recognize their efforts in completing various strategic corporate initiatives over the past several years.

The value of the PRSUs is based upon the probable outcome of the performance conditions. The grant date fair value of the PRSUs in 2016, assuming the performance conditions were met at the maximum level, was:

Name	Maximum Value of PRSU Awards ($)
Robert J. Eck	1,483,240
Theodore A. Dosch	489,451
William A. Galvin	208,013
Justin C. Choi	232,488

(3)	The amounts in this column reflect the cash incentive payments we awarded under the Management Incentive Plan to each named executive officer for the fiscal years shown.

(4)	Amounts shown in this column include the annual change for the fiscal year in the actuarial present value of each executive’s accumulated benefit under all company defined benefit plans. See Note 9 to the Consolidated Financial Statements contained in our 2016 Form 10-K. This column also includes above market earnings on deferred compensation in 2014, 2015 and 2016.

(5)	For components of the amounts in this column, see the 2016 All Other Compensation table below.

(6)	Reflects the above market earnings on deferred compensation of $5,834. The actuarial present value of the accumulated benefit under all company defined benefit plans increased by $367,997.

(7)	Reflects the above market earnings on deferred compensation of $1,798. The actuarial present value of the accumulated benefit under all company defined benefit plans increased by $23,379.

(8)	Reflects the above market earnings on deferred compensation of $5,262. The actuarial present value of the accumulated benefit under all company defined benefit plans increased by $160,709.

(9)	Reflects the above market earnings on deferred compensation of $2,272. The actuarial present value of the accumulated benefit under all company defined benefit plans increased by $9,653.

(10)	Reflects the above market earnings on deferred compensation of $17,493. The actuarial present value of the accumulated benefit under all company defined benefit plans increased by $225,569.

2016 All Other Compensation

Name	Company Contributions to 401(k) Plan ($)	Interest on Dividend Equivalents ($)(1)
Robert J. Eck	6,923	8,471
Theodore A. Dosch	8,226	2,508
William A. Galvin	6,923	4,665
Justin C. Choi	6,994	1,206
William A. Standish	6,923	3,157

(1)	These amounts reflect interest on dividend equivalents credited to stock units that was paid to the executive when the stock units vested.

Employment Agreements

We have no employment agreements with any of our named executive officers covering the terms of their employment.

2016 GRANTS OF PLAN-BASED AWARDS

This table provides information concerning each grant of an award made in 2016 to the named executive officers under any plan.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of	Grant Date Fair Value of Stock and
Name	Grant Date	Committee Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#)(4)	Option Awards ($)(5)
Robert J. Eck			292,500	1,170,000	1,755,000					—
	3/1/16	2/18/16				22,968	45,935	68,903		988,827
	3/1/16	2/18/16							45,935	2,000,010
Theodore A. Dosch			125,000	500,000	750,000					—
	3/1/16	2/18/16				7,579	15,158	22,737		326,300
	3/1/16	2/18/16							30,776	1,339,987
William A. Galvin			105,000	420,000	630,000					—
	3/1/16	2/18/16				3,221	6,442	9,663		138,676
	3/1/16	2/18/16							13,080	569,503
Justin C. Choi			77,500	310,000	465,000					—
	3/1/16	2/18/16				3,600	7,200	10,800		154,992
	3/1/16	2/18/16							14,619	636,511
William A. Standish			95,000	380,000	570,000					—
	3/1/16	2/18/16				0	0	0		0
	3/1/16	2/18/16							11,139	484,992

(1)	The Compensation Committee generally approves equity awards at its February meeting to be granted on the following March 1. Equity-based awards are generally granted on March 1 of each year. The Compensation Committee chose March 1 of each year as the grant date in order to reduce the administrative burden of issuing shares on multiple dates each year as previously issued RSUs vested.

(2)	Payouts under the Management Incentive Plan were based on performance in 2016, which has now occurred. Thus, the amounts shown in the “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set earlier in 2016. Actual amounts paid under the Management Incentive Plan for 2016 are reflected in the Summary Compensation Table of this Proxy Statement as Non-Equity Incentive Plan Compensation.

(3)	The information in these columns shows the range of PRSUs that could be earned by the named executive officers under our Stock Incentive Plan. The actual number of PRSUs granted under the Stock Incentive Plan is listed in the “Target” column above. The payout of PRSUs can range from 50% of target threshold to a maximum of 150% of target depending on the level of achievement of the applicable performance goals for each performance cycle in the three-year performance period. See “RSUs/PRSUs” in this section for detailed discussion of PRSU awards.

(4)	RSUs generally vest in 1/3 increments during employment beginning on the second anniversary of the March 1, 2016 grant date, except for Mr. Standish’s RSU grant that vests in 1/3 increments during employment beginning on the first anniversary of the March 1, 2016 grant date.

(5)	Calculated in accordance with FASB ASC Topic 718. RSUs were valued at $43.54 per unit, which was the closing price of the underlying common stock on March 1, 2016. The value of the PRSUs is based upon the probable outcome of the performance conditions using the Monte Carlo pricing model.

Management Incentive Plan

For 2016, the Compensation Committee approved annual incentive awards composed of three components: operating profit, return on tangible capital and individual objectives. The Compensation Committee set a target incentive amount for each named executive officer ranging from 68% to 119% of base salary. The actual payout for each component of the annual incentive award can range from zero to 150% of the target incentive opportunity for each component. For each component, a pro rata percentage is earned for performance between the threshold and the target and for performance between the target and the maximum.

A significant portion of each named executive officer’s incentive opportunity (75%) was based on the two financial components, determined on a worldwide and/or business segment basis. Each year, the Compensation Committee sets operating profit target, threshold and maximum amounts. If the company reaches the threshold operating profit amount, the executive is eligible for a threshold payment of 25% of the operating profit component of the incentive award, with pro rata increases in payout as operating profit reaches the target amount. Exceeding the operating profit target amount will result in payments above the target incentive award amount, up to a maximum of 150%. Similarly, the Compensation Committee sets yearly return on tangible capital target, threshold and maximum amounts. At the threshold return on tangible capital amount, the executive receives 25% of the return on tangible capital component of the incentive award, with pro rata increases in payout as return on tangible capital reaches the target amount. Exceeding the target return on tangible capital amount will result in payments above the target incentive award amount up to a maximum of 150%. The remaining portion of the annual incentive opportunity is based on achievement of individual objectives, which for the other named executive officers is determined subjectively by the Chief Executive Officer or, in the case of the Chief Executive Officer, by the Chairman of the Board in consultation with the Chairman of the Compensation Committee for review and approval by the Compensation Committee.

See “Annual Incentive Awards” in the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of the Management Incentive Plan.

RSUs/PRSUs

For 2016, RSUs and PRSUs were granted under the company’s 2010 Stock Incentive Plan. Commencing in 2016, we adopted PRSUs as part of our long term incentive program to our named executive officers, and a combination of RSUs and PRSUs were issued to all but one of the named executive officers. While we believe the previous compensation structure was appropriately responsive to the actual performance of the business, we believe the adoption of PRSUs as part of our equity-based awards further enhances the performance sensitivity of the compensation of our senior executives.

Generally, one-third of the RSUs vest during employment on each anniversary of the grant date beginning with the second anniversary of the grant date, or in limited cases (including Mr. Standish), beginning with the first anniversary of the grant date. Holders of RSUs have the right to receive dividend equivalents, which are credited at the time dividends are paid and are held by the company until the units vest.

PRSUs vest based on relative total shareholder returns compared to the S&P MidCap 400 Index. PRSUs are subject to a three-year performance period beginning on January 1 of the grant year and ending on December 31 of the third year. Each three year performance period contains three performance cycles, each relating to one third of the total award. The three performance cycles within the performance period consist of separate tranches of 12 months, 24 months and 36 months, beginning January 1 of the year of grant. One-third of the PRSUs are earned on each anniversary of the date of grant if the participant remains in continuous employment with the company through such anniversary. The earned PRSUs are adjusted after the end of each performance period based on the level of achievement of the performance goal for each performance cycle in the performance period. Holders of PRSUs have the right to receive dividend equivalents, which are credited at the time dividends are paid and are held by the company until the units vest.

In addition to the annual equity-based awards, we provided one-time discretionary grants of RSUs and PRSUs for Messrs. Eck, Dosch and Choi valued at $1,000,000, $1,000,000 and $475,000, respectively, to recognize the efforts of these named executive officers in the review and completion of various strategic corporate initiatives over the past several years. These grants are subject to the same terms and conditions as the regular annual grants.

Stock Options

For 2016, no stock options were granted.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

This table sets forth information for each named executive officer with respect to (1) each grant of stock options outstanding as of December 30, 2016 and (2) each outstanding restricted stock unit that has not vested as of December 30, 2016.

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock that Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Robert J. Eck							105,149	8,522,326	45,935	3,723,032

	14,995 33,174 15,812 73,306 70,706 45,352 48,540 30,300	(8) (8) (8) (8) (8) (8) (8) (8)	0 0 0 0 0 0 0 15,150	(9)	69.48 54.08 49.80 24.33 35.33 61.74 61.19 64.75	10/01/2017 03/01/2018 07/01/2018 03/01/2019 03/01/2020 03/01/2021 03/01/2022 03/01/2023
Theodore A. Dosch	10,605 9,860 10,648 14,157 9,276	(8) (8) (8) (8) (8)	0 0 0 0 4,638	(9)	35.33 61.74 58.28 61.19 64.75	03/01/2020 03/01/2021 07/01/2021 03/01/2022 03/01/2023	48,991	3,970,721	15,158	1,228,556
William A. Galvin	10,405 22,979 12,817	(8) (8) (8)	0 0 0		24.33 35.33 61.74	03/01/2019 03/01/2020 03/01/2021	31,139	2,523,816	6,442	522,124
Justin C. Choi	0		0				24,516	1,987,022	7,200	583,560
William A. Standish	11,758	(8)	0		54.08	03/01/2018	20,298	1,645,153	0	0

(1)	In accordance with the anti-dilution provisions of our Stock Incentive Plans, this table reflects the adjustment to the number of outstanding options and the exercise prices to reflect the special cash dividends declared on September 23, 2010, April 24, 2012 and November 25, 2013.

(2)	Unvested awards are generally forfeited upon termination of employment for any reason and fully vest on a change in control.

(3)	Each option was granted 10 years prior to the expiration date shown in this column.

(4)

RSUs generally vest during employment in 1/3 increments beginning on the second anniversary of each grant date, except for Mr. Standish’s RSUs granted on March 1, 2015 and March 1, 2016 vest in 1/3 increments beginning on the first anniversary of the grant date. Unvested awards are generally forfeited upon termination of employment for any reason and fully vest on a change in control. The unvested RSUs for the named executive officers will vest as follows:

Name	3/1/2017	3/6/2017	3/1/2018	3/6/2018	3/1/2019	3/1/2020
Robert J. Eck	17,991	8,570	27,354	8,569	27,353	15,312
Theodore A. Dosch	5,624	2,493	14,061	2,493	14,061	10,259
William A. Galvin	6,779	2,260	7,741	2,259	7,740	4,360
Justin C. Choi	3,601	1,247	6,775	1,246	6,774	4,873
William A. Standish	7,905	1,480	5,720	1,480	3,713	0

(5)	Represents the value of shares of common stock covered by the RSUs using $81.05, which was the closing price of our common stock on December 30, 2016.

(6)	This column shows the number of unearned PRSUs at the target level held by the named executive officers at the end of 2016. The following schedule shows the dates on which these units would be earned:

Name	3/1/2017	3/1/2018	3/1/2019
Robert J. Eck	15,312	15,311	15,312
Theodore A. Dosch	5,053	5,052	5,053
William A. Galvin	2,147	2,148	2,147
Justin C. Choi	2,400	2,400	2,400

(7)	This column shows the market value of the unearned PRSUs at the target level held by the named executive officers based on a price of $81.05 per share (the closing price of the common stock on December 30, 2016).

(8)	These stock options vested in 1/3 increments beginning on the second anniversary of the grant date.

(9)	These stock options vest during employment in 1/3 increments beginning on the second anniversary of the grant date.

2016 OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to (1) the exercise of stock options during fiscal 2016 by each named executive officer, (2) the dollar amount realized upon such exercise, (3) the number of shares of common stock acquired by each named executive officer during fiscal 2016 as a result of the vesting of RSUs and (4) the value of those vested units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert J. Eck	0	0	20,282	899,522
Theodore A. Dosch	0	0	5,995	265,775
William A. Galvin	40,693	940,016	8,781	385,526
Justin C. Choi	0	0	3,888	181,342
William A. Standish	1,000	27,965	7,834	342,503

(1)	The amount represents the difference between the exercise price and the price at which the shares acquired upon exercise were sold.

(2)	Represents the value of our common stock on the vesting date. This value equals the number of shares acquired on the vesting date multiplied by either the average of the high and low prices of our stock on the NYSE on such date, if the vesting date is a trading day, or the previous trading day’s closing price of our stock on the NYSE, if the vesting date is not a trading day.

2016 PENSION BENEFITS

We provide defined pension benefits under our Pension Plan and our Excess Benefit Plan. This table shows (1) the years of service credited to each named executive officer under each plan in which the named executive officer is entitled to benefits and (2) the present value of the accumulated benefit payable under each such plan to each named executive officer upon retirement at age 65.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Robert J. Eck	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	27.00 27.00	2,049,615 2,229,000	0 0
Theodore A. Dosch	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	7.95 7.95	55,577 37,847	0 0
William A. Galvin	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	29.42 29.42	1,629,143 26,395	0 0
Justin C. Choi	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	4.58 4.58	15,893 14,251	0 0
William A. Standish	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	33.00 33.00	2,420,922 570,200	0 0

(1)	The number of years of service credited to the named executive officer under the specified plan, computed as of December 30, 2016, which is the same measurement date used for financial statement reporting purposes in our 2016 Form 10-K. Credited service was based on hours worked through July 31, 2006 and an elapsed time method from August 1, 2006 forward. No credit is given for years not worked.

(2)	The actuarial present value of the named executive officer’s accumulated benefits under the applicable plan, computed as of the same December 30, 2016 measurement date used for financial statement reporting purposes in our 2016 Form 10-K.

Pension Plan and Excess Benefit Plan

Pension Plan

Our Pension Plan is a tax-qualified retirement plan covering all U.S. employees, excluding any person subject to a collective bargaining agreement which does not provide for coverage under the Pension Plan. The Pension Plan benefit consists of two components: (i) until December 31, 2013, a “Grandfathered Benefit” for employees hired prior to June 1, 2004 and (ii) a “PRA Benefit” for all employees hired on or after June 1, 2004 and beginning January 1, 2014, for all employees. The Pension Plan was closed to new hires or rehires as of July 1, 2015.

Grandfathered Benefit.    The Grandfathered Benefit provides a monthly amount equal to a participant’s years of continuous service through December 31, 2013 (not to exceed 30) multiplied by the sum of 0.65% of the portion of the participant’s Final Average Pay that is less than or equal to 1/12 of the participant’s Covered Compensation (an amount specified by Social Security based on year of birth), plus 1.3% of the portion of the participant’s Final Average Pay in excess of 1/12 of the participant’s Covered Compensation. Final Average Pay means the highest average monthly salary and bonus (including, but not limited to, overtime, commissions, performance-based bonuses, employee referral bonuses, and amounts deferred under a nonqualified deferred compensation plan or under Code Sections 125, 401(k), and 132 plans) paid during the 60-consecutive calendar month period occurring within the 120 consecutive calendar months of service ending with the earlier of December 31, 2013 or the participant’s final completed calendar month of service, taking into account the applicable Code limits. For certain participants the Grandfathered Benefit had been periodically increased to the applicable IRS limit, which resulted in a corresponding decrease in the Excess Benefit Plan benefit.

Participants hired before June 1, 2004 are eligible to receive a Grandfathered Benefit after completing five years of service. The normal retirement age is 65. After attaining age 55, participants may retire and elect to receive early payment, although the amounts are actuarially reduced to reflect the longer payment period. Any participant who terminates employment prior to age 55 but has five years of service is eligible for a deferred vested benefit beginning at age 65 (or age 55 subject to an actuarial reduction). Participants may elect to receive the Grandfathered Benefit from the Pension Plan in a single life annuity, 10-year certain annuity, joint and survivor annuity or joint and contingent annuity. A lump sum payment is also available if the value of the benefit is under $10,000. Messrs. Eck and Standish are 55 or older and thus eligible for early retirement payments with respect to the Grandfathered Benefit. Because Messrs. Dosch and Choi were hired after June 1, 2004, they did not accrue a Grandfathered Benefit.

PRA Benefit.    For the PRA Benefit, each participant has a Personal Retirement Account, which is a notional account that receives an annual pay credit equal to 2.0% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service are fewer than five and 2.5% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service are five or greater. Salary for this purpose includes amounts deferred under a nonqualified deferred compensation plan or under Code Sections 125, 401(k), and 132 plans. Participants also receive an annual company contribution under the Employee Savings Plan (a tax-qualified 401(k) plan) equal to their Personal Retirement Account balance multiplied by the 10-year Treasury rate. For certain participants, the PRA Benefit is periodically increased to the applicable IRS limit, which results in a corresponding decrease in the Excess Benefit Plan benefit.

Participants may retire at any age after completing three years of service and receive their PRA Benefit. Participants may elect to receive the PRA Benefit in an actuarially equivalent single life annuity, joint and survivor annuity or lump sum. All named executive officers currently accrue a PRA Benefit. Messrs. Eck, Galvin and Standish have accrued a PRA Benefit since January 1, 2014 and Messrs. Dosch and Choi have accrued a PRA Benefit since their date of hire.

Excess Benefit Plan

The Excess Benefit Plan is available to U.S. employees who are recommended by the Chief Executive Officer and approved by the Compensation Committee. The purpose of the Excess Benefit Plan is to provide those eligible participants with a retirement benefit that recognizes the participant’s full salary and bonus, without regard to Code limits. It utilizes the same benefit formulas in the Pension Plan, except that the formula is applied to the portion of the salary as well as bonus that cannot be taken into account under the Pension Plan due to Code limits (the PRA Benefit under the Pension Plan is based only on salary and excludes bonuses). The Grandfathered Benefit under the Excess Benefit Plan was frozen as of December 31, 2013 and all Excess Benefit Plan participants participate in the Personal Retirement Account as of January 1, 2014. The Personal Retirement Account is credited with an annual pay credit of 2.0% of salary and bonus for each plan year after 2010 in which the participant’s years of continuous service are fewer than five or 2.5% of salary and bonus for each plan year after 2010 in which the participant’s years of continuous service are five or greater, less the annual amount credited to the Pension Plan Personal Retirement Account. The Personal Retirement Account grows with interest based on current 10-year Treasury rates.

Participants who terminate employment with five years of service will receive their Grandfathered Benefit under the Excess Plan in a single life annuity (if the participant does not have a beneficiary) or a joint and survivor annuity (if the participant has a beneficiary), provided that if the total Excess Plan Benefit (including both the Grandfathered Benefit and the PRA Benefit) is less than the limit under 402(g) of the Code ($18,000 for 2016), the total Excess Plan Benefit will be paid in a lump sum. The Grandfathered Benefit is payable at the date of termination if the participant is age 55 or older, however, in the case of a participant who is one of the 50 highest paid employees of the company, benefits will be not be paid until six months following termination. If the participant’s termination of employment occurs prior to age 55, benefits will be paid upon attainment of age 65. Because Messrs. Eck and Standish are 55 or older, their Grandfathered Benefit will commence six months following termination of employment. Participants who terminate with three years of service will receive the PRA Benefit under the Excess Benefit Plan in a lump sum six months following termination.

Assumptions

The assumptions used in calculating the present value of the projected accumulated benefits under the Pension Plan and Excess Benefit Plan are set forth in Note 9 to the company’s Consolidated Financial Statements contained in our 2016 Form 10-K.

2016 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding each named executive officer’s benefit under our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Robert J. Eck	0	0	36,062	0	1,184,938
Theodore A. Dosch	51,000	0	10,796	0	371,842
William A. Galvin	0	0	32,527	0	1,068,793
Justin C. Choi	113,400	0	13,506	0	461,407
William A. Standish	0	0	108,135	0	3,553,167

(1)	These amounts are reflected in the Summary Compensation Table in this Proxy Statement, as “Salary” or “Non-Equity Incentive Plan Compensation”.

(2)	The following amounts are reflected as above market earnings in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table: Mr. Eck: $5,834; Mr. Dosch: $1,798; Mr. Galvin: $5,262; Mr. Choi: $2,272 and Mr. Standish: $17,493. The remaining amounts are market earnings that are not reported in the Summary Compensation Table.

(3)	The following amounts have been reported as compensation in this or prior years’ Summary Compensation Tables: Mr. Eck: $387,118; Mr. Dosch: $335,068; Mr. Galvin: $311,708; Mr. Choi: $292,410 and Mr. Standish: $265,185. The remaining amounts are market earnings that are not reported in the Summary Compensation Table.

Selected employees are eligible to participate in our Deferred Compensation Plan. Under this plan, participants may defer up to 50% of base salary and up to 100% of annual non-equity incentive. Elections are made annually, prior to the beginning of the calendar year for which the election is effective. Once made, deferral elections are irrevocable for the year. Deferred amounts are credited to an account established for each participant. If the participant makes the maximum permissible elective deferrals under our tax-qualified Employee Savings Plan, we also provide the portion of the matching contribution, if any, that could not be made under the Employee Savings Plan as a result of the deferrals made under the Deferred Compensation Plan. No named executive officers received a matching contribution under the Deferred Compensation Plan for 2016.

Interest is credited at the end of each month and accrues on the average daily balance of the account at 140% of the three month average of the previous quarter’s 10 year Treasury Note rate. This rate was designed to approximate our long-term borrowing rate. For 2016, the average crediting rate was 3.14%. Active participants are eligible to receive an enhanced crediting rate of up to one-half percentage point per quarter if we meet or exceed certain quarterly performance goals. The enhanced crediting rate is credited at the end of each eligible calendar quarter. Participants must be employed for at least one-half the quarter to be eligible for this enhanced rate. In 2016, partial enhanced crediting was paid for three quarters.

All deferrals must remain in the Deferred Compensation Plan for at least five years from the deferral date, except for terminations due to retirement at or after age 55, disability or death. At the time they make their deferral election, participants also elect the form and time of distribution. Retirement and disability payment options are: lump sum, monthly installments or a combination of lump sum and monthly installments. For pre-2005 deferrals, the number of monthly installments may not exceed 120. For post-2004 deferrals, the number of monthly installments may not exceed 180. For all other terminations, excluding death, participants receive a lump sum on the first of the calendar year two years following employment termination, provided deferrals have been in the plan for five years. Pre-2005 deferrals are eligible for an accelerated distribution at any time, subject to a 10% penalty. Post-2004 deferrals have no such accelerated distribution allowance. A participant may receive early distribution without penalty by providing evidence of severe financial hardship as defined by the plan and IRS. In the event of termination due to the participant’s death, the beneficiary receives a lump sum distribution if the participant is under age 55, or in the form the participant had elected for retirement benefits if age 55 or older.

Employees may change their elections with respect to the form and timing of distributions. Such changes must be made at least two calendar years prior to the current distribution date for pre-2005 deferrals. For post-2004 deferrals, such changes must be made at least 12 months prior to the date any amount is distributable, provided that any change must defer the distribution for at least five years beyond the date the payment would otherwise have been made or begun.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The company provides certain benefits to eligible employees, including the named executive officers, upon a change in control of the company and/or certain terminations of employment following a change in control. These benefits are in addition to the benefits to which the executive would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

Change in Control Severance Agreements

On September 4, 2014, the company entered into a Change in Control Severance Agreement (the “Severance Agreements”) with certain key executives, including each of the company’s named executive officers.

The Severance Agreements are so-called “double trigger” agreements, and benefits are available only upon a qualifying termination following a change in control. Accordingly, each Severance Agreement provides that, subject to the company receiving a general release of claims from the executive, in the event the executive’s employment is terminated by the company without “Cause”; by the executive for “Good Reason”; due to the executive’s death; or due to the executive’s “Disability”, in each case within 18 months following a Change in Control, the executive will be entitled to the following: (1) a lump-sum cash payment equal to a multiple (2.0 times for Messrs. Eck, Dosch and Choi and 1.5 times for Messrs. Galvin and Standish) of the sum of (a) the executive’s annual base salary as in effect immediately prior to the executive’s termination date (or the date of the Change in Control, if greater), and (b) the executive’s target annual bonus for the year in which the executive was terminated (or the year in which the Change in Control occurred, if greater); (2) an amount equal to the pro-rated target annual bonus for actual days of service for the year of termination; (3) continued health coverage for a period of 24 months for Messrs. Eck, Dosch and Choi and 18 months for Messrs. Galvin and Standish, at the same premium cost as in effect immediately prior to the executive’s termination date; and (4) a lump sum cash payment of up to $15,000, intended to reimburse the executive for fees incurred with respect to outplacement services. With respect to any Section 280G excise tax, each executive will receive severance benefits that are reduced to the amount that can be paid without triggering the excise tax, but only if such reduced amount would be greater than the net after-tax proceeds (taking into account both the excise tax and any interest or penalties payable by the executive with respect thereto) of the unreduced severance payments.

In addition, the Severance Agreement provides that the executive will be entitled to the severance amounts listed above in items (1) through (4) if the executive’s employment is terminated by the company without Cause at the direction or request of any person or group contemplating a Change in Control, and a Change in Control in fact occurs within 12 months of the direction or request to terminate.

The Severance Agreement contains a restrictive covenant that prohibits the executive from competing with the company and soliciting the company’s employees for 24 months (for Messrs. Eck, Dosch and Choi) or 18 months (for Messrs. Galvin and Standish) following termination of employment. An amount of severance equal to the salary and target bonus payable for the applicable duration of the restrictive covenant serves as consideration for the restrictive covenant.

“Change in Control” means the following: (1) any Person (as defined in the Severance Agreement) acquiring a beneficial ownership of 50% or more of the combined voting power of the then outstanding securities of the company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); but excluding (i) any acquisition directly from the company, (ii) any acquisition by the company or (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the company or any corporation controlled by the company; (2) individuals who, as of the effective date of the agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the company subsequent to the Effective Date whose election, or nomination for election by the company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board will be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board will be deemed to have been a member of the Incumbent Board; (3) any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the company that have a total “Gross Fair Market Value” (as defined in the Severance Agreement) equal to or more than 51% of the total Gross Fair Market Value of all of the company immediately before such acquisition or acquisitions; or (4) there is consummated a reorganization, merger or consolidation or similar form of corporate transaction involving the company that requires the approval of the company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), that results in the Outstanding Voting Securities immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of the company or such surviving entity outstanding immediately after such Business Combination.

“Cause” means (i) the executive’s willful and continued failure to substantially perform the executive’s employment duties in any material respect (other than such failure resulting from physical or mental incapacity), subject to notice and cure; (ii) the Compensation Committee’s determination, in good faith, that the executive has engaged, during the performance of his or her duties, in significant objective acts or omissions constituting willful misconduct or gross negligence relating to the business of the company that are demonstrably and materially injurious to the company or (iii) a plea of guilty or nolo contendere by the executive, or conviction of the executive, for a felony under federal or state law.

“Disability” means the inability of the executive to perform the essential functions of the executive’s position, as required, with or without reasonable accommodation, due to a physical or mental incapacity or disability lasting for a continuous period of 120 days or any 180 days within any 12-month period.

“Good Reason” means the occurrence of any of the following events: (1) a material diminution in authority, duties or responsibilities; (2) a material reduction in annual base salary; (3) a material reduction in the target bonus opportunities, long-term incentive opportunities and employee benefits, taken in the aggregate; (4) any requirement of the company that the executive be based more than 50 miles from the facility where the executive is based immediately before the Change in Control; or (5) the failure of the company to obtain an assumption agreement for the Severance Agreement, in each case subject to notice and cure, and prompt termination following such event.

Stock Incentive Plans

On September 4, 2014, the Compensation Committee approved amendments to the Anixter International Inc. 2010 Stock Incentive Plan and the Anixter International Inc. 2006 Stock Incentive Plan (the “Stock Incentive Plans”). The amendments provide for “single trigger” vesting and exercisability upon a Change in Control, as defined above; accordingly, upon a Change in Control, all awards granted pursuant to the Stock Incentive Plans that are outstanding as of the date immediately prior to the Change in Control shall automatically and fully vest and become exercisable. The amendments apply to all outstanding and future awards.

2016 Potential Payments

The tables set forth below quantify the additional benefits as described above that would be paid to each named executive officer, assuming a Change in Control or a qualifying termination of employment following a Change in Control occurred at the company’s 2016 fiscal year-end, which is December 30, 2016.

Qualifying Termination Following a Change in Control

Name	Salary ($)(1)	Bonus ($)(2)	Health Continuation ($)(3)	Lump Sum Reimbursement for Outplacement Services ($)
Robert J. Eck	1,960,000	3,510,000	21,795	15,000
Theodore A. Dosch	1,190,000	1,500,000	30,417	15,000
William A. Galvin	787,500	1,050,000	20,482	15,000
Justin C. Choi	910,000	930,000	26,530	15,000
William A. Standish	682,500	950,000	14,649	15,000

(1)	Salary reflects a multiple (2.0 times for Messrs. Eck, Dosch and Choi and 1.5 times for Messrs. Galvin and Standish) of the executive’s annual base salary as in effect on December 30, 2016.

(2)	Bonus reflects the sum of (a) a multiple (2.0 times for Messrs. Eck, Dosch and Choi and 1.5 times for Messrs. Galvin and Standish) of executive’s target annual bonus for 2016, plus (b) an amount equal to the pro-rated target annual bonus for actual days of service for the year of termination. Since the assumed termination is to have occurred at the company’s 2016 fiscal year-end (December 30, 2016), the pro-rated target annual bonus in clause (b) is equal to the target annual bonus for 2016.

(3)	Health Continuation reflects the subsidized value of medical and dental coverage, as applicable, for a period of 24 months for Messrs. Eck, Dosch and Choi and 18 months for Messrs. Galvin and Standish.

Equity Vesting on Change in Control

Name	Vesting of Restricted Stock Units ($)(1)	Vesting of Performance Restricted Stock Units ($)(1)	Vesting of Options ($)(1)
Robert J. Eck	8,522,326	4,194,662	246,945
Theodore A. Dosch	3,970,721	1,384,172	75,599
William A. Galvin	2,523,816	588,261	0
Justin C. Choi	1,987,022	657,478	0
William A. Standish	1,645,153	0	0

(1)	Based on December 30, 2016 stock price of $81.05.

The value of the benefits that would be payable to each named executive officer as described above was below the amount that would trigger any excise tax under Code Section 280G.

NON-EMPLOYEE DIRECTOR COMPENSATION(1)

Name	Fees Earned or Paid in Cash ($)	Stock Unit Awards ($)(2)	Total ($)
Lord James Blyth	0	223,081	223,081
Frederic F. Brace	29,000	197,574	226,574
Linda Walker Bynoe	0	234,028	234,028
Robert W. Grubbs	0	187,579	187,579
F. Philip Handy	0	207,584	207,584
Melvyn N. Klein	84,000	162,613	246,613
George Muñoz	0	197,587	197,587
Scott R. Peppet	0	187,579	187,579
Valarie L. Sheppard	44,000	182,574	226,574
Stuart M. Sloan	0	197,587	197,587
Samuel Zell	0	357,603	357,603

(1)	Directors who are employees of the company are not compensated for their Board service. Through June 30, 2016, the compensation of the directors included (i) an annual retainer of $150,000 ($325,000 for the Chairman), (ii) an annual retainer for each committee chair ($10,000 for the chair of the Compensation Committee, $7,500 for the chair of the Nominating and Governance Committee and $20,000 for the chair of the Audit Committee) and (iii) for each Board member other than the Chairman, $2,500 for each Board, Compensation Committee and Nominating and Governance Committee meeting attended and $3,500 for each Audit Committee meeting attended. Effective July 1, 2016, the Board compensation was changed as follows:

•	The annual Board retainer was increased to $215,000 ($390,000 for the Chairman).

•	Each member of the Audit Committee receives an annual retainer of $30,000 (this is in addition to the annual retainer for the chair).

•	Fees for attending committee meetings were eliminated.

Directors can elect to have their compensation paid in the form of cash or deferred into vested stock units, except that $150,000 of the annual Board retainer ($325,000 for the Chairman) is automatically paid in stock units. Amounts are paid quarterly. The number of stock units is determined by dividing the amount due by the closing price of our common stock on the last trading day before the grant date. The stock units convert to shares of common stock and are paid to the director at a pre-determined time elected by the director.

Amounts paid in cash are shown in the “Fees Earned or Paid in Cash” column and amounts paid in stock units are shown in the “Stock Unit Awards” column. To maintain comparability from year-to-year, the amounts shown in the columns above reflect the compensation received by each non-employee director for services rendered during 2016, regardless of when such compensation was actually paid. Due to rounding of stock unit grants upward to whole numbers, amounts reflected above slightly exceed the stated compensation.

(2)	Amounts shown were calculated in accordance with FASB ASC Topic 718 and reflect our expense with respect to stock units granted for services rendered during 2016. The following stock awards were outstanding at fiscal year-end for each non-employee director:

Name	Vested Outstanding Units	Name	Vested Outstanding Units
Lord James Blyth	61,635	George Muñoz	16,692
Frederic F. Brace	18,359	Scott R. Peppet	5,834
Linda Walker Bynoe	32,889	Valarie L. Sheppard	3,184
Robert W. Grubbs	22,585	Stuart M. Sloan	33,453
F. Philip Handy	33,933	Samuel Zell	78,466
Melvyn N. Klein	34,024

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 27, 2017, certain information with respect to our common stock that may be deemed to be beneficially owned by each director or nominee for director of the company, the named executive officers in the Summary Compensation Table and by all directors and officers as a group.

Name of Beneficial Owner(1)	Stock Units(2)	Common Stock		Options for Common Stock(3)	Total(4)	Percent of Class
Lord James Blyth	62,391	—		—	0	*
Frederic F. Brace	19,115	200		—	200	*
Linda Walker Bynoe	33,668	2,000	(5)	—	2,000	*
Robert W. Grubbs	23,249	72,433		—	72,433	*
F. Philip Handy	34,396	43,795	(6)	—	43,795	*
Melvyn N. Klein	34,549	32,400		—	32,400	*
George Muñoz	17,356	23,568		—	23,568	*
Scott R. Peppet	6,498	—		—	0	*
Valarie L. Sheppard	3,848	847		—	847	*
Stuart M. Sloan	34,117	62,942		—	62,942	*
Samuel Zell	79,669	3,928,397	(7)	—	3,928,397	11.8%
Robert J. Eck	118,378	114,178		342,335	456,513	1.4%
Theodore A. Dosch	57,223	24,310		59,184	83,494	*
William A. Galvin	32,095	36,527		46,201	82,728	*
Justin C. Choi	26,887	8,456		—	8,456	*
William A. Standish	16,569	78,255		8,758	87,013	*
All directors and executive officers as a group including the above named persons	658,761	4,482,071		456,478	4,938,549	14.7%

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person included in the group has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Stock units convert to fully vested common stock on a 1-for-1 basis at a time specified prior to grant. None of the stock units listed in this column will convert within 60 days.

(3)	All options listed in this column are exercisable within 60 days. In accordance with the anti-dilution provisions of our stock incentive plans, this table reflects the adjustment to the number of outstanding options to reflect the special cash dividends declared on September 23, 2010, April 24, 2012 and November 25, 2013.

(4)	Totals presented in this column include only common stock, options for common stock exercisable within 60 days and stock units which convert to common stock within 60 days.

(5)	Includes 2,000 shares owned by Ms. Bynoe’s spouse to which Ms. Bynoe disclaims beneficial ownership.

(6)	All shares are held in a margin account.

(7)	The shares of common stock shown in this table include: 1,000 of such shares held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, spouse of Mr. Zell; 1,850,000 of such shares are owned by Samstock/SZRT, L.L.C., whose sole owner is Samuel Zell Revocable Trust. The trustee of Samuel Zell Revocable Trust is Mr. Zell. 1,797,147 of such shares are owned by Samstock/SIT, L.L.C., which is held by trusts established for the benefit of Mr. Zell and his family (the “Zell Trusts”). 55,588 of such shares are owned by Samstock/ZFT, L.L.C., whose sole member is ZFT Partnership, of which the general partners are the Zell Trusts. 55,587 shares are owned by Samstock/Alpha, L.L.C., whose sole member is Alphabet Partners, of which the general partners are the Zell Trusts. 28,700 of such shares are owned by SZ Intervivos QTIP Trust. The trustee of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust Company, LLC (“Chai Trust”). Mr. Zell is neither a director nor an officer of Chai Trust and does not have voting or dispositive power over such common shares indirectly held by such trusts, and accordingly, Mr. Zell has disclaimed beneficial ownership of 1,937,022 of such common shares, except to the extent of any pecuniary interest therein. 140,375 shares are owned directly by Mr. Zell. Of the 1,937,022 common shares for which Mr. Zell has disclaimed beneficial ownership, 1,645,147 shares are pledged. All of the 140,375 shares owned directly by Mr. Zell are pledged.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of the Forms 3, 4 and 5 furnished to the company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations from the officers and directors that no other reports were required, we believe that all of our directors, officers and beneficial owners of more than 10% of its common stock have filed all such reports on a timely basis during 2016.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 27, 2017 with respect to each person who is known by our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	Samstock/SZRT, L.L.C. Samstock/SIT, L.L.C. Samstock/ZFT, L.L.C. Samstock/Alpha, L.L.C. SZ Intervivos QTIP Trust Samuel Zell Two North Riverside Plaza Chicago, IL 60606	1,850,000 1,797,147 55,588 55,587 28,700 141,375	(1)	11.8%
Common	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,381,876	(2)	10.2%
Common	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,519,969	(3)	7.6%
Common	Ariel Investments, LLC 200 E. Randolph Drive Chicago, IL 60601	1,952,923	(4)	5.9%

(1)

Samstock/SZRT, L.L.C. is a limited liability company whose sole member is Samuel Zell Revocable Trust. The trustee of Samuel Zell Revocable Trust is Mr. Zell. Samstock/SIT, L.L.C. is a limited liability company whose sole member is Sam Investment Trust, whose trustee is Chai Trust Company, LLC, a limited liability company (“Chai Trust”). The beneficiaries of Sam Investment Trust are Samuel Zell and members of his family. Samstock/ZFT, L.L.C. is a limited liability company whose sole member is ZFT Partnership, an Illinois general partnership, whose sole partners are various trusts for the benefit of Samuel Zell and members of his family (the “Zell Trusts”). Samstock/Alpha, L.L.C. is a limited liability company whose sole member is Alphabet Partners, an Illinois general partnership, whose sole partners are the Zell Trusts. The trustee of all of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust. Mr. Zell is neither a director nor an officer of Chai Trust and does not have voting or dispositive power over such shares indirectly held by such trusts, and accordingly, Mr. Zell has disclaimed beneficial ownership of such common shares, except to the extent of any pecuniary interest therein. The amounts shown for Mr. Zell include 1,000 shares held by Helen Zell Revocable Trust to which Mr. Zell disclaims beneficial ownership. (Also, see the Security Ownership of Management Table in this Proxy Statement.) The total does not include 79,669 restricted stock units owned by Mr. Zell.

(2)	According to Schedule 13G, dated January 9, 2017, BlackRock, Inc. has sole power to vote 3,309,000 shares and sole power to dispose of 3,381,876 shares.

(3)	According to Schedule 13G, dated February 9, 2017, The Vanguard Group Inc. has sole power to vote 34,419 shares, shared power to vote 3,705 shares, sole power to dispose of 2,483,340 shares and shared power to dispose of 36,629 shares.

(4)	According to Schedule 13G, dated February 14, 2017, Ariel Investments, LLC has sole power to vote 1,820,954 shares and shared power to dispose of 1,952,923 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2016, we sold approximately $129,700 of product to Midstates Petroleum Company, Inc. in arm’s-length transactions. Frederic F. Brace, a member of our Board of Directors, is the President and CEO of Midstates Petroleum Company, Inc.

In 2016, we sold approximately $319,200 of product to The Procter & Gamble Company in arm’s-length transactions. Valarie L. Sheppard, a member of our Board of Directors, is the Senior Vice President, Comptroller and Treasurer of The Procter & Gamble Company.

Various company policies and procedures, which include the Global Business Ethics and Conduct Policy (applicable to all directors and executive officers) and annual questionnaires completed by all of our directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. The Audit Committee reviews and, where necessary, approves transactions throughout the year, as they arise. At its regularly scheduled meeting in the first quarter each year, the Audit Committee reviews transactions that require disclosure in this Proxy Statement under applicable SEC rules, and approves the form of disclosure to be contained in the Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 30, 2016, relating to our equity compensation plans under which our common stock is authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(3)
Equity compensation plans approved by security holders	1,556,600	$48.68	1,202,601

(1)	The number shown is the number of shares that, as of December 30, 2016, may be issued upon exercise of 488,180 outstanding options and vesting of 1,068,420 restricted stock units.

(2)	Weighted-average exercise price of outstanding stock options (excludes restricted stock units, which vest at no cost to participants).

(3)	The number shown is the number of shares that, as of December 30, 2016, may be issued upon exercise of options and other equity awards that may be granted in the future under the plans.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2018 Annual Meeting of Stockholders must be received by us at our principal offices by December 21, 2017 in order to be considered for inclusion in the company’s proxy statement and proxy relating to the 2018 Annual Meeting of Stockholders. Under our by-laws, any stockholder proposal submitted other than for inclusion in the proxy statement must be received by us no earlier than January 25, 2018 and no later than February 24, 2018 in order to be considered at the 2018 Annual Meeting of Stockholders, and must contain the information required by the by-laws.

“HOUSEHOLDING” PROXY MATERIALS

Only one Annual Report and Proxy Statement is being delivered to consenting multiple stockholders sharing an address unless we have received contrary instructions from one or more of the holders. Stockholders at a shared address who are receiving a single copy of the Annual Report and Proxy Statement and who wish to receive separate copies now and/or in the future should make a request in writing to the Corporate Secretary at Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026 or by phone at 224-521-8000. Additional copies of the Annual Report and Proxy Statement may be obtained without charge by writing to the Corporate Secretary or from our website at http://www.anixter.com/InvestorRelations. Stockholders at a shared address who are receiving multiple copies of those documents and who wish to receive a single copy should direct their request to the bank or brokerage firm which holds their shares.

CONCLUSION

The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

April 20, 2017

By Order of the Board of Directors

JUSTIN C. CHOI

Executive Vice President, General Counsel & Secretary

Appendix A

ANIXTER INTERNATIONAL INC. 2017 STOCK INCENTIVE PLAN

Section 1. Purpose.

The purpose of the Anixter International Inc. 2017 Stock Incentive Plan (the “Plan”) is to facilitate the attraction, retention and continued motivation of Employees, Directors and Consultants, to align more closely their interests with those of the Company and its stockholders, and to provide such Employees, Directors and Consultants with additional incentive to expand and improve the profits and achieve the objectives of the Company and its Subsidiaries, by providing such Employees, Directors and Consultants with the opportunity to acquire or increase their investment in the Company through the receipt of Awards.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1 “Award” means any award or benefit granted under the Plan, which shall be a Stock Option, a Stock Award, a Stock Unit Award or an SAR Award.

2.2 “Award Agreement” means, as applicable, a Stock Option Agreement, Stock Award Agreement, Stock Unit Award Agreement or SAR Award Agreement evidencing an Award granted under the Plan.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” has the meaning set forth in Section 9.2 of the Plan.

2.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6 “Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board from time to time to administer the Plan.

2.7 “Common Stock” means the Common Stock, par value $1.00 per share, of the Company.

2.8 “Company” means Anixter International Inc., a Delaware corporation.

2.9 “Consultant” means a natural person who provides bona fide services to the Company or a Subsidiary and whose services are not in connection with a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.10 “Director” means a director of the Company who is not an employee of the Company or a Subsidiary.

2.11 “Employee” means an employee of the Company or any Subsidiary selected to participate in the Plan in accordance with Section 3.

2.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.13 “Fair Market Value” means as of any date, the closing price of the Common Stock on the New York Stock Exchange on such date, or if no trading occurred on such date, the trading day immediately preceding such date.

2.14 “Incentive Stock Option” or “ISO” means a Stock Option granted under Section 5 of the Plan that meets the requirements of Section 422(b) of the Code or any successor provision.

2.15 “Non-Qualified Stock Option” or “NQSO” means a Stock Option granted under Section 5 of the Plan that is not an Incentive Stock Option.

2.16 “Participant” means an Employee, Director or Consultant selected to receive an Award under the Plan.

2.17 “Plan” means this Anixter International Inc. 2017 Stock Incentive Plan.

2.18 “Stock Appreciation Right” or “SAR” means a grant of a right to receive shares of Common Stock or cash under Section 8 of the Plan.

2.19 “Stock Award” means a grant of shares of Common Stock under Section 6 of the Plan.

2.20 “Stock Option” means an Incentive Stock Option or a Non-Qualified Stock Option granted under Section 5 of the Plan.

2.21 “Stock Unit Award” means a grant of a right to receive shares of Common Stock or cash under Section 7 of the Plan.

2.22 “Subsidiary” means an entity of which the Company is the direct or indirect beneficial owner of not less than 50% of all issued and outstanding equity interest of such entity.

Section 3. Administration.

3.1 The Committee.

The Plan shall be administered by the Committee, which shall be comprised of at least two members of the Board who satisfy the “non-employee director” definition set forth in Rule 16b-3 under the Exchange Act and the “outside director” definition under Section 162(m) of the Code and the regulations thereunder.

3.2 Authority of the Committee.

(a) The Committee, in its sole discretion, shall determine the Employees, Directors and Consultants to whom, and the time or times at which, Awards will be granted, the form and amount of each Award, the expiration date of each Award, the time or times within which the Awards may be exercised, the cancellation of the Awards and the other limitations, restrictions, terms and conditions applicable to the grant of the Awards. The terms and conditions of the Awards need not be the same with respect to each Participant or with respect to each Award.

(b) To the extent permitted by applicable law, regulation, and rules of a stock exchange on which the Common Stock is listed or traded, the Committee may delegate to the Chief Executive Officer of the Company its authority to grant Awards to Employees other than himself and to determine the terms and conditions thereof, on such terms and conditions as it may impose, except with respect to Awards to officers subject to Section 16 of the Exchange Act or officers who are or may be “covered employees” as defined in Section 162(m) of the Code, and provided that such delegation sets forth the time period during which the Awards may be granted and the number of Awards that may be granted during such time period.

(c) The Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific terms and conditions of the Awards granted hereunder, shall be final and conclusive for all purposes and upon all persons.

(d) No member of the Board or the Committee shall be liable for any action taken or determination made hereunder in good faith. Service on the Committee shall constitute service as a Director so that the members of the Committee shall be entitled to indemnification and reimbursement as Directors of the Company pursuant to the Company’s Certificate of Incorporation and By-Laws.

3.3 Performance Goals.

(a) The Committee may, in its discretion, provide that any Award granted under the Plan shall be subject to performance goals, including those that qualify the Award as “performance-based compensation” within the meaning of Section 162(m) of the Code.

(b) Performance goals may be based on one or more business criteria, including, but not limited to (i) measures of earnings or income (e.g., earnings per share, operating earnings, net earnings, pre-tax earnings, earnings before interest, taxes, depreciation and amortization, operating income, net income);

(ii) return measures (e.g., return on equity, return on assets, return on invested capital, return on tangible capital); (iii) cash flow metrics (e.g., free cash flow, operating cash flow, cash flow return on equity, cash flow return on investment); (iv) share price metrics (e.g., total share return, stock price, stock price growth); and (v) margin measures (e.g., gross margins, operating margins). Performance goals can be expressed in absolute terms or in terms of year over year growth or reference to a peer group or index, and they may be particular to one or more lines of business or Subsidiaries or may be based on the performance of the Company and its Subsidiaries as a whole. In addition, performance goals may be adjusted for any events or occurrences (including acquisition expenses, extraordinary charges, losses from discontinued operations, restatements and accounting charges, restructuring expenses, asset write-downs, administrative costs associated with debt and equity refinancing, litigation or claims, judgments or settlements, effect of changes in tax laws and foreign exchange gains and losses), as may be determined by the Committee.

(c) With respect to each performance period, the Committee shall establish such performance goals relating to one or more of the business criteria identified above and shall establish targets for Participants for achievement of performance goals. The performance goals may be identical for all Participants or may differ among Participants. Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved and the related performance-based restrictions shall lapse in accordance with the terms of the applicable Award Agreement.

3.4 Award Agreements.

(a) Each Award shall be evidenced by a written Award Agreement specifying the terms and conditions of the Award as the Committee shall determine. In the sole discretion of the Committee, the Award Agreement may condition the grant of an Award upon the Participant’s entering into one or more of the following agreements with the Company: (i) an agreement not to compete with the Company and its Subsidiaries which shall become effective as of the date of the grant of the Award and remain in effect for a specified period of time following termination of the Participant’s employment with the Company; (ii) an agreement to cancel any employment agreement, fringe benefit or compensation arrangement in effect between the Company and the Participant; and (iii) an agreement to retain the confidentiality of certain information.

(b) An Award Agreement shall contain a vesting schedule as determined in the sole discretion of the Committee; provided that Stock Options and SARs shall not become exercisable until at least one year following the date of grant, and the restrictions on Stock Awards and Stock Units shall not lapse for at least one year following the date of grant; and provided further that notwithstanding the foregoing, no minimum vesting schedule shall apply to Awards that result in the issuance of up to an aggregate of 5% of the shares of Common Stock reserved for issuance under Section 4 (100,000 shares).

Section 4. Shares of Common Stock Subject to Plan.

4.1 Total Number of Shares.

(a) The total number of shares of Common Stock that may be issued under the Plan shall be 2,000,000. Such shares may be either authorized but unissued shares or treasury shares, and shall be adjusted in accordance with the provisions of Section 4.3 of the Plan.

(b) Any shares of Common Stock subject to an Award that are not issued because of a lapse, expiration, cancellation or termination of any such Award, or that have been issued in connection with a Stock Award that is subsequently cancelled or forfeited, shall once again be available for issuance pursuant to subsequent Awards. The number of shares of Common Stock delivered by the Participant or withheld by the Company on the Participant’s behalf as full or partial payment of an Award, including the exercise price of a Stock Option or of any withholding taxes with respect to any Award, shall not again be available for issuance pursuant to subsequent Awards and shall count against the aggregate number of shares that may be issued under the Plan. Any shares of Common Stock purchased by the Company with proceeds from a Stock Option exercise shall not again be available for issuance pursuant to subsequent Awards, shall count against the aggregate number of shares that may be issued under the Plan and shall not increase the number of shares available under the Plan.

4.2 Shares Subject to Awards.

Of the shares of Common Stock authorized for issuance under the Plan pursuant to Section 4.1:

(a) The maximum number of shares of Common Stock as to which an Employee may receive Stock Options or SARs in any calendar year is 400,000 or, in the event the SAR is settled in cash, an amount equal to the Fair Market Value of such number of shares on the date on which the SAR is settled.

(b) The maximum number of shares of Common Stock that may be used for Stock Awards and/or Stock Unit Awards that are intended to qualify as “performance-based” in accordance with Section 162(m) of the Code that may be granted to any Employee in any calendar year is 400,000, or, in the event the Award is settled in cash, an amount equal to the Fair Market Value of such number of shares on the date on which the Award is settled.

(c) The Fair Market Value of shares of Common Stock that may be subject to Awards granted to any Director in any calendar year, together with the cash compensation paid to such Director in such calendar year, shall not exceed $1,000,000.

The numbers of shares of Common Stock described herein shall be as adjusted in accordance with Section 4.3 of the Plan.

4.3 Adjustment.

In the event of any reorganization, recapitalization, stock split, stock distribution, special or extraordinary dividend, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the Company or any similar corporate transaction, the Committee shall make such adjustments as it deems appropriate, in its sole discretion, to preserve the benefits or intended benefits of the Plan and Awards granted under the Plan. Such adjustments may include: (a) adjustment in the number and kind of shares reserved for issuance under the Plan; (b) adjustment in the number and kind of shares covered by outstanding Awards; (c) adjustment in the exercise price of outstanding Stock Options or SARs or the price of Stock Awards or Stock Unit Awards under the Plan; (d) adjustments to any of the share limitations set forth in Section 4.1 or 4.2 of the Plan; and (e) any other changes that the Committee determines to be equitable under the circumstances.

Section 5. Stock Options.

5.1 Grant.

Subject to the terms of the Plan, the Committee may from time to time grant Stock Options to Participants. Unless otherwise expressly provided at the time of the grant, Stock Options granted under the Plan to Employees shall be NQSOs. Stock Options granted under the Plan to Directors and Consultants shall be NQSOs.

5.2 Stock Option Agreement.

The grant of each Stock Option shall be evidenced by a written Stock Option Agreement specifying the type of Stock Option granted, the exercise period, the exercise price, the terms for payment of the exercise price, the expiration date of the Stock Option, the number of shares of Common Stock to be subject to each Stock Option and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Plan; provided, however, that no Stock Option shall be credited with any amounts equal to dividends and other distributions that a Participant would have received had he held the shares of Common Stock subject to an unexercised Stock Option.

5.3 Exercise Price and Exercise Period.

With respect to each Stock Option granted to a Participant:

(a) The per share exercise price of each Stock Option shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date on which the Stock Option is granted.

(b) Each Stock Option shall become exercisable as provided in the Stock Option Agreement; provided that notwithstanding any other Plan provision, the Committee shall have the discretion to accelerate the date as of which any Stock Option shall become exercisable in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(c) Each Stock Option shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, on the date fixed by the Committee in the Stock Option Agreement, which shall not be later than ten years after the date of grant; provided, however, if a Participant is unable to exercise a Stock Option because trading in the Common Stock is prohibited by law or the Company’s insider-trading policy, the Stock Option exercise date shall be extended to the date that is 30 days after the expiration of the trading prohibition.

5.4 Required Terms and Conditions of ISOs.

In addition to the foregoing, each ISO granted to an Employee shall be subject to the following specific rules:

(a) The aggregate Fair Market Value (determined with respect to each ISO at the time such Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all incentive stock option plans of the Company and its Subsidiaries) shall not exceed $100,000. If the aggregate Fair Market Value (determined at the time of grant) of the Common Stock subject to an ISO which first becomes exercisable in any calendar year exceeds the limitation of this Section 5.4(a), so much of the ISO that does not exceed the applicable dollar limit shall be an ISO and the remainder shall be a NQSO; but in all other respects, the original Stock Option Agreement shall remain in full force and effect.

(b) Notwithstanding anything herein to the contrary, if an ISO is granted to an Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or its parent or subsidiaries within the meaning of Section 422(b)(6) of the Code): (i) the purchase price of each share of Common Stock subject to the ISO shall be not less than 110% of the Fair Market Value of the Common Stock on the date the ISO is granted; and (ii) the ISO shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, no later than the fifth anniversary of the date the ISO was granted.

(c) No ISOs shall be granted under the Plan after ten years from the earlier of the date the Plan is adopted or approved by shareholders of the Company.

5.5 Exercise of Stock Options.

(a) A Participant entitled to exercise a Stock Option may do so by delivering written notice in accordance with procedures established by the Committee specifying the number of shares of Common Stock with respect to which the Stock Option is being exercised and any other information the Committee may prescribe.

(b) The Committee in its sole discretion may make available one or more of the following alternatives for the payment of the Stock Option exercise price:

(i) in cash;

(ii) in cash received from a broker-dealer to whom the Participant has submitted an exercise notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the Stock Option to pay the exercise price;

(iii) by directing the Company to withhold such number of shares of Common Stock otherwise issuable in connection with the exercise of the Stock Option having an aggregate Fair Market Value equal to the exercise price;

(iv) by delivering previously acquired shares of Common Stock that have an aggregate Fair Market Value on the date of exercise equal to the Stock Option exercise price;

(v) by certifying to ownership by attestation of such previously acquired shares of Common Stock; or

(vi) by such other medium of payment as the Committee in its discretion shall authorize.

The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the Stock Option exercise price.

(c) The Company shall issue, in the name of the Participant, stock certificates representing the total number of shares of Common Stock issuable pursuant to the exercise of any Stock Option as soon as reasonably practicable after such exercise; provided that any shares of Common Stock purchased by a Participant through a broker-dealer pursuant to Section 5.5(b)(ii) or Section 10(b) shall be delivered to such broker-dealer in accordance with 12 C.F.R. §220.3(e)(4) or other applicable provision of law. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.

Section 6. Stock Awards.

6.1 Grant.

The Committee may, in its discretion, (a) grant shares of Common Stock under the Plan to any Participant without consideration from such Participant or (b) sell shares of Common Stock under the Plan to any Participant for such amount of cash, Common Stock or other consideration as the Committee deems appropriate.

6.2 Stock Award Agreement.

Each share of Common Stock granted or sold hereunder shall be subject to such restrictions, conditions and other terms as the Committee may determine at the time of grant or sale, the general provisions of the Plan, the restrictions, terms and conditions of the related Stock Award Agreement, and the following specific rules:

(a) Shares of Common Stock issued to a Participant under the Plan shall be evidenced by a Stock Award Agreement, which shall specify whether the shares of Common Stock are granted or sold to the Participant and such other provisions, not inconsistent with the terms and conditions of the Plan, as the Committee shall determine.

(b) The restrictions to which the shares of Common Stock awarded hereunder are subject shall lapse as provided in Stock Award Agreement; provided that notwithstanding any other Plan provision, the Committee shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Award held by a Participant in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(c) Except as provided in this subsection (c) and unless otherwise set forth in the related Stock Award Agreement, the Participant receiving a grant of or purchasing Common Stock shall thereupon be a stockholder with respect to such shares and shall have the rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends and other distributions paid with respect to such shares; provided that any dividends or other distributions payable with respect to the Stock Award shall be accumulated and held by the Company and paid to the Participant only upon, and to the extent, the restrictions lapse in accordance with the terms of the applicable Stock Award Agreement. Any such dividends or other distributions held by the Company attributable to the portion of a Stock Award that is forfeited shall also be forfeited.

(d) The Company shall issue, in the name of the Participant, stock certificates representing the total number of shares of Common Stock granted or sold to the Participant, as soon as may be reasonably practicable after such grant or sale, which shall be held by the Secretary of the Company until such time as the Common Stock is forfeited or resold to the Company, or the restrictions lapse. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.

Section 7. Stock Unit Awards.

7.1 Grant.

The Committee may, in its discretion, grant Stock Unit Awards to any Participant. Each Stock Unit subject to the Award shall entitle the Participant to receive, on the date or the occurrence of an event (including the attainment of performance goals) as described in the Stock Unit Award Agreement, a share of Common Stock or cash equal to the Fair Market Value of a share of Common Stock on the date of such event as provided in the Stock Unit Award Agreement.

7.2 Stock Unit Agreement.

Each Stock Unit Award shall be subject to such restrictions, conditions and other terms as the Committee may determine at the time of grant, the general provisions of the Plan, the restrictions, terms and conditions of the related Stock Unit Award Agreement and the following specific rules:

(a) Shares of Common Stock issued to a Participant under the Plan shall be evidenced by a Stock Unit Agreement, which shall specify such provisions, not inconsistent with the terms and conditions of the Plan, as the Committee shall determine.

(b) The restrictions to which the shares of Stock Units awarded hereunder are subject shall lapse as provided in Stock Unit Agreement; provided that notwithstanding any other Plan provision, the Committee shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Award held by a Participant in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(c) Except as provided in this subsection (c) and unless otherwise set forth in the Stock Unit Agreement, the Participant receiving a Stock Unit Award shall have no rights of a stockholder, including voting or dividends or other distributions rights, with respect to any Stock Units prior to the date they are settled in shares of Common Stock. A Stock Unit Award Agreement may provide that until the Stock Units are settled in shares or cash, the Participant shall receive on each dividend or distribution payment date applicable to the Common Stock an amount equal to the dividends or other distributions that the Participant would have received had the Stock Units held by the Participant as of the related record date been actual shares of Common Stock, provided that such amounts shall be accumulated and held by the Company and paid to the Participant only upon, and to the extent, the restrictions lapse in accordance with the terms of the applicable Stock Unit Award Agreement. Any such amounts held by the Company attributable to the portion of the Stock Unit Award that is forfeited shall also be forfeited.

(d) Upon settlement of Stock Units into Common Stock, the Company shall issue, in the name of the Participant, stock certificates representing a number of shares of Common Stock equal to the number of Stock Units being settled. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.

Section 8. SARs.

8.1 Grant.

The Committee may grant SARs to Participants. Upon exercise, an SAR entitles the Participant to receive from the Company the number of shares of Common Stock having an aggregate Fair Market Value equal to the excess of the Fair Market Value of one share as of the date on which the SAR is exercised over the exercise price, multiplied by the number of shares with respect to which the SAR is being exercised. The Committee, in its discretion, shall be entitled to cause the Company to elect to settle any part or all of its obligations arising out of the exercise of an SAR by the payment of cash in lieu of all or part of the shares it would otherwise be obligated to deliver in an amount equal to the Fair Market Value of such shares on the date of exercise. Cash shall be delivered in lieu of any fractional shares. The terms and conditions of any such Award shall be determined at the time of grant.

8.2	SAR Agreement.

(a) Each SAR shall be evidenced by a written SAR Agreement specifying the terms and conditions of the SAR as the Committee may determine, including the SAR exercise price, expiration date of the SAR, the number of shares of Common Stock to which the SAR pertains, the form of settlement and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Plan; provided, however, that no SAR shall be credited with any amounts equal to dividends and other distributions that a Participant would have received had he held the shares of Common Stock subject to an unexercised SAR.

(b) The per Share exercise price of each SAR shall not be less than 100% of the Fair Market Value of a Share on the date the SAR is granted.

(c) Each SAR shall expire and all rights thereunder shall cease on the date fixed by the Committee in the SAR Agreement, which shall not be later than the ten years after the date of grant; provided, however, if a Participant is unable to exercise an SAR because trading in the Common Stock is prohibited by law or the Company’s insider-trading policy, the SAR exercise date shall be extended to the date that is 30 days after the expiration of the trading prohibition.

(d) Each SAR shall become exercisable as provided in the SAR Agreement; provided that the Committee shall have the discretion to accelerate the date as of which any SAR shall become exercisable in the event of the Participant’s termination of employment, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(e) A person entitled to exercise an SAR may do so by delivery of a written notice in accordance with procedures established by the Committee specifying the number of shares of Common Stock with respect to which the SAR is being exercised and any other information the Committee may prescribe. As soon as reasonably practicable after the exercise of an SAR, the Company shall (i) issue, in the name of the Participant, stock certificates representing the total number of full shares of Common Stock to which the Participant is entitled and cash in an amount equal to the Fair Market Value, as of the date of exercise, of any resulting fractional share, and (ii) if the Committee causes the Company to elect to settle all or part of its obligations arising out of the exercise of the SAR in cash, deliver to the Participant an amount in cash equal to the Fair Market Value, as of the date of exercise, of the shares it would otherwise be obligated to deliver.

Section 9. Change in Control.

9.1 Effect of a Change in Control.    Notwithstanding any of the provisions of the Plan or any outstanding Award Agreement, upon a Change in Control of the Company (as defined in Section 9.2), (a) all outstanding Awards shall become fully exercisable, (b) all restrictions applicable to all Awards shall terminate or lapse and (c) performance goals applicable to any Awards shall be deemed satisfied at the target level, as applicable, in order that Participants may fully realize the benefits thereunder.

9.2 Definition of Change in Control.

“Change in Control” of the Company shall be deemed to have occurred if at any time during the term of an Award granted under the Plan any of the following events occurs:

(a) any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company or (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(b) individuals who, as of the date the Board approved the Plan, constituted the Board (the “Incumbent Board”) cease for reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date the Board approved the Plan whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

(c) any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) assets from the Company that have a total “Gross Fair Market Value” (which term, as used herein means the value of assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets) equal to or more than 51% of the total Gross Fair Market Value of all of the Company immediately before such acquisition or acquisitions; or

(d) there is consummated a reorganization, merger or consolidation or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), that results in the Outstanding Voting Securities immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such Business Combination.

Section 10. Payment of Taxes.

In connection with any Award, and as a condition to the issuance or delivery of any shares of Common Stock to the Participant in connection therewith, the Company shall require the Participant to pay the Company the minimum amount of federal, state, local or foreign taxes required to be withheld, and in the Company’s sole discretion, the Company may permit the Participant to pay the Company up to the maximum statutory rate of applicable withholding. The Committee in its sole discretion may make available one or more of the following alternatives for the payment of such taxes:

(a) in cash;

(b) in cash received from a broker-dealer to whom the Participant has submitted notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the Award to pay the withholding taxes;

(c) by directing the Company to withhold such number of shares of Common Stock otherwise issuable in connection with the Award having an aggregate Fair Market Value equal to the amount of tax to be withheld;

(d) by delivering previously acquired shares of Common Stock that have an aggregate Fair Market Value equal to the amount to be withheld;

(e) by certifying to ownership by attestation of such previously acquired shares of Common Stock; or

(f) by such other medium of payment as the Committee in its discretion shall authorize.

The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the withholding taxes.

Section 11. Nontransferability.

Awards granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, other than by will or by the laws of descent and distribution.

Section 12. Postponement.

The Committee may postpone any grant or settlement of an Award or exercise of a Stock Option or SAR for such time as the Committee in its sole discretion may deem necessary in order to permit the Company:

(a) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable pursuant to an Award, including upon the exercise of an Option, under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction;

(b) to permit any action to be taken in order to (i) list such shares of Common Stock on a stock exchange if shares of Common Stock are then listed on such exchange or (ii) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock, including any rules or regulations of any stock exchange on which the shares of Common Stock are listed; or

(c) to determine that such shares of Common Stock and the Plan are exempt from such registration or that no action of the kind referred to in (b)(ii) above needs to be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to sell or issue shares of Common Stock in violation of the Securities Act of 1933 or the law of any government having jurisdiction thereof.

Any such postponement shall not extend the term of an Award and neither the Company nor its Directors or officers shall have any obligation or liability to a Participant, the Participant’s successor or any other person with respect to any shares of Common Stock as to which the Award shall lapse because of such postponement.

Section 13. Right of Recoupment.

With respect to the Company’s executive officers and such other Participants as the Committee may designate from time to time:

(a) If the financial results of the Company for its fiscal year immediately preceding the date on which an Award is granted are restated and the Committee determines, in its sole discretion, that (i) a Participant engaged in conduct that caused or partially caused the need for the restatement and (ii) a lesser Award would have been made to the Participant under the Plan based on the restated financial results then (A) the Company shall have the right to recoup from the Participant the amount of any overpayment of compensation attributable to the Award or such other amount, up to the full compensation realized by the Participant with respect to the Award, as the Committee determines, in its sole discretion, based on its review of the relevant facts (“Recoupment Amount”) and (B) the Company shall have the right to effect such recoupment by (I) cancelling any unvested Award held by the Participant, (II) to the extent permitted by law, offsetting such recoupment against any obligation of the Company to the Participant, or (III) demanding repayment from the Participant. In the event that a restatement impacts more than one fiscal year, the Company may exercise this recoupment right with respect to each fiscal year that is subject to restatement. This recoupment right shall be a separate contract right enforceable by the Company against the Participant and shall be in addition to, and not in substitution for, any and all other rights or remedies that the Company may have against the Participant with respect to the Participant’s conduct and the restatement, including any right the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002. The Company shall also be entitled to interest on the Recoupment Amount at a reasonable rate of interest and reimbursement of all costs of collection.

(b) The Committee may, at its discretion, specify in an Award Agreement that a Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain other specified events.

Section 14. Termination or Amendment of Plan and Award Agreements.

14.1 Termination or Amendment of Plan.

(a) Except as described in Section 14.3 below, the Committee may terminate, suspend, or amend the Plan, in whole or in part, from time to time, without the approval of the stockholders of the Company, unless such approval is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed. No amendment or termination of the Plan shall adversely affect the right of any Participant under any outstanding Award in any material way without the written consent of the Participant, unless such amendment or termination is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed. Subject to the foregoing, the Committee may correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted hereunder in the manner and to the extent it shall deem desirable, in its sole discretion, to effectuate the Plan.

(b) The Committee shall have the authority to amend the Plan to the extent necessary or appropriate to comply with applicable law, regulation or accounting rules in order to permit Participants who are located outside of the United States to participate in the Plan.

14.2 Amendment of Award Agreements.

The Committee shall have the authority to amend any Award Agreement at any time; provided however, that no such amendment shall adversely affect the right of any Participant under any outstanding Award Agreement in any material way without the written consent of the Participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed.

14.3 No Repricing of Stock Options or SARs.

Notwithstanding the foregoing, there shall be no amendment to the Plan or any outstanding Stock Option Agreement or SAR Agreement that results in the repricing of Stock Options or SARs without stockholder approval. For this purpose repricing includes a reduction in the exercise price of the Stock Option or SAR or the cancellation of a Stock Option or SAR in exchange for cash, Stock Options or SARs with an exercise price less than the exercise price of the cancelled Stock Options or SARs, Stock Awards or any other consideration provided by the Company, but does not include any adjustment described in Section 4.3.

Section 15. No Contract of Employment.

Neither the adoption of the Plan nor the grant of any Award under the Plan shall be deemed to obligate the Company or any Subsidiary to continue the employment of any Participant for any particular period, nor shall the granting of an Award constitute a request or consent to postpone the retirement date of any Participant.

Section 16. Applicable Law.

All questions pertaining to the validity, construction and administration of the Plan and all Awards granted under the Plan shall be determined in conformity with the laws of the State of Delaware, without regard to the conflict of law provisions of any state, and, in the case of Incentive Stock Options, Section 422 of the Code and regulations issued thereunder.

Section 17. Effective Date and Term of Plan.

17.1 Effective Date.

(a) The Plan has been adopted by the Board, and is effective, as of February 23, 2017, subject to the approval of the Plan by the stockholders of the Company at the Company’s annual meeting of stockholders held on May 25, 2017 and any adjournment or postponement thereof.

(b) In the event the Plan is not approved by stockholders of the Company at its 2017 annual meeting, (i) the Plan shall have no effect, and (ii) any Awards granted on or after February 23, 2017 under the Plan shall be cancelled.

17.2 Term of Plan.

Notwithstanding anything to the contrary contained herein, no Awards shall be granted on or after the tenth anniversary of the Plan’s effective date set forth in Section 17.1(a) above.

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the following nominees:

Proposal 1 – Election of directors:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.	Lord James Blyth	☐	☐	☐	5.	Robert W. Grubbs	☐	☐	☐	9.	Scott R. Peppet	☐	☐	☐

2.	Frederic F. Brace	☐	☐	☐	6.	F. Philip Handy	☐	☐	☐	10.	Valarie L. Sheppard	☐	☐	☐

3.	Linda Walker Bynoe	☐	☐	☐	7.	Melvyn N. Klein	☐	☐	☐	11.	Stuart M. Sloan	☐	☐	☐

4.	Robert J. Eck	☐	☐	☐	8.	George Muñoz	☐	☐	☐	12.	Samuel Zell	☐	☐	☐

    Please fold here – Do not separate

The Board of Directors Recommends a Vote FOR Proposals 2, 4 and 5 and 1 Year for Proposal 3.

Proposal 2 –	Advisory vote to approve the Company’s executive compensation.		☐ For	☐ Against	☐ Abstain

Proposal 3 –	Advisory vote to select the frequency of the advisory vote on the Company’s executive compensation.	☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain

Proposal 4 –	Approval of the Anixter International Inc. 2017 Stock Incentive Plan.		☐ For	☐ Against	☐ Abstain

Proposal 5 –	Ratification of Ernst & Young LLP as independent registered public accounting firm for Fiscal 2017.		☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS FOR ALL ITEMS IN ALL PROPOSALS AND FOR SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Date
Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANIXTER INTERNATIONAL INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 25, 2017

8:30 A.M. Central time

Two North Riverside Plaza

7th Floor

Chicago, Illinois

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2017.

The 2017 Proxy Statement is available at

www.anixter.com/Proxy

The 2016 Annual Report is available at

www.anixter.com/AnnualReport

Anixter International Inc.	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 25, 2017.

The shares of stock you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” each of the nominees in Proposal 1 and “FOR” Proposals 2, 4 and 5 and “1 Year” for Proposal 3.

By signing the proxy, you revoke all prior proxies and appoint Robert J. Eck, Theodore A. Dosch and Justin C. Choi and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and, in their discretion, on any other matters which may come before the Annual Meeting and any adjournment or postponement thereof.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/axe	1-866-883-3382
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 11:59 p.m. (CT) on	vote your proxy until 11:59 p.m. (CT)	postage-paid envelope provided.
May 24, 2017.	on May 24, 2017
Scan code on front for mobile voting.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.